   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1996
                                                      REGISTRATION NO. 333-02527
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                        CABLEVISION SYSTEMS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                     4841                    11-2776686
                               (PRIMARY STANDARD          (I.R.S. EMPLOYER
     (STATE OR OTHER              INDUSTRIAL           IDENTIFICATION NUMBER)
     JURISDICTION OF          CLASSIFICATION CODE
    INCORPORATION OR                NUMBER)
      ORGANIZATION)
                               ----------------

                              ONE MEDIA CROSSWAYS
                            WOODBURY, NEW YORK 11797
                                 (516) 364-8450
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                ROBERT S. LEMLE
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              ONE MEDIA CROSSWAYS
                            WOODBURY, NEW YORK 11797
                                 (516) 364-8450
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH COPIES TO:
                                  JOHN P. MEAD
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the Securities registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS-REFERENCE SHEET

                             LOCATION IN PROSPECTUS
                           OF INFORMATION REQUIRED BY

                               PART I OF FORM S-4

 ITEM NO.              CAPTION                      LOCATION IN PROSPECTUS
 --------              -------                      ----------------------
 Item  1  Forepart of the Registration
           Statement and Outside Front
           Cover Page of Prospectus........   Facing Page of Registration
                                               Statement; Cross-Reference
                                               Sheet; Outside Front and Inside
                                               Front Cover Page of Prospectus
 Item  2  Inside Front and Outside Back
           Cover Pages of Prospectus.......   Inside Front Cover Pages of
                                               Prospectus
 Item  3  Risk Factors, Ratio of Earnings
           to Fixed Charges, and Other
           Information.....................   Summary; Risk Factors; The
                                              Company
 Item  4  Terms of the Transaction.........  The Exchange Offer; Description
                                              of New Depositary Shares, Series
                                              M Preferred Stock and Exchange
                                              Debentures; Certain Federal
                                              Income Tax Considerations
 Item  5  Pro Forma Financial Information..   Not Applicable
 Item  6  Material Contracts With the
           Company Being Acquired..........   Not Applicable
 Item  7  Additional Information Required
           for Reoffering by Persons and
           Parties Deemed to be
           Underwriters....................   Plan of Distribution
 Item  8  Interests of Named Experts and
           Counsel.........................   Not Applicable
 Item  9  Disclosure of Commission Position
           on Indemnification for
           Securities Act Liabilities......   Not Applicable
 Item 10  Information with Respect to S-3
           Registrants.....................   Incorporation of Certain
 Item 11  Incorporation of Certain             Documents by Reference
           Information by Reference........   Incorporation of Certain
 Item 12  Information with Respect to S-2      Documents by Reference
           or S-3 Registrants..............   Not Applicable
 Item 13  Incorporation of Certain
           Information by Reference........   Not Applicable
 Item 14  Information with Respect to
           Registrants Other than S-3 or S-
           2 Registrants...................   Not Applicable
 Item 15  Information With Respect to S-3
           Companies.......................   Not Applicable
 Item 16  Information With Respect to S-2
           or S-3 Companies................   Not Applicable
 Item 17  Information With Respect to
           Companies Other Than S-2 or S-3
           Companies.......................   Not Applicable
 Item 18  Information if Proxies, Consents
           or Authorizations Are to be
           Solicited.......................   Not Applicable
 Item 19  Information if Proxies, Consents
           or Authorizations are Not to be
           Solicited, or in an Exchange
           Offer...........................   Summary; The Exchange Offer;
                                               Description of New Depositary
                                               Shares, Series M Preferred Stock
                                               and Exchange Debentures; Certain
                                               Federal Income Tax
                                               Considerations

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 26, 1996

                               OFFER TO EXCHANGE

                       ALL OUTSTANDING DEPOSITARY SHARES
          EACH REPRESENTING A ONE ONE-HUNDREDTH INTEREST IN A SHARE OF
                           11 1/8 SERIES L REDEEMABLE
                          EXCHANGEABLE PREFERRED STOCK
                ($677,573,000 AGGREGATE LIQUIDATION PREFERENCE)
                                      FOR
                               DEPOSITARY SHARES
          EACH REPRESENTING A ONE ONE-HUNDREDTH INTEREST IN A SHARE OF
                          11 1/8% SERIES M REDEEMABLE
                          EXCHANGEABLE PREFERRED STOCK
                                       OF

                        CABLEVISION SYSTEMS CORPORATION

                                  ----------

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 31,
                           1996, UNLESS EXTENDED

                                  ----------

  Cablevision Systems Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $100 aggregate liquidation preference of its Depositary Shares (the "New Depositary Shares") each representing a one one-hundredth interest in a share of its 11 1/8% Series M Redeemable Exchangeable Preferred Stock (the "Series M Preferred Stock"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $100 aggregate liquidation preference of its Depositary Shares (the "Old Depositary Shares") each representing a one one-hundredth interest in a share of the outstanding 11 1/8% Series L Redeemable Exchangeable Preferred Stock (the "Series L Preferred Stock") of the Company. The New Depositary Shares and the Old Depositary Shares are collectively referred to herein as the "Depositary Shares".

  The Company will accept for exchange any and all Old Depositary Shares that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be July 31, 1996, unless the Exchange Offer is extended to a date not later than August 31, 1996 (the "Expiration Date"). Tenders of Old Depositary Shares may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. The Exchange Offer is not conditioned upon any minimum principal amount of Old Depositary Shares being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement (as defined herein). See "The Exchange Offer".

  The form and terms of the New Depositary Shares are the same in all material respects as the form and terms of the Old Depositary Shares except that the New Depositary Shares have been registered under the Securities Act and will not contain terms restricting the transfer of such New Depositary Shares. Following the completion of the Exchange Offer, none of the Depositary Shares will be entitled to the benefits of the Registration Rights Agreement, relating to contingent increases in the dividend rate provided for pursuant thereto. See "The Exchange Offer".

INVESTMENT IN THE DEPOSITARY SHARES  INVOLVES SIGNIFICANT RISKS DISCUSSED UNDER
 "RISK  FACTORS"  ON  PAGE  18  WHICH  SHOULD  BE  CONSIDERED  BY  PROSPECTIVE
 INVESTORS.

  Dividends on the shares of Series M Preferred Stock represented by the New Depositary Shares are payable out of legally available funds and are cumulative from the most recent dividend payment date to which dividends on the Old Depositary Shares were paid (the "Accrual Date"). Holders of Old Depositary Shares whose Old Depositary Shares are
                                                        (Continued on next page)

                                  ----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

               The date of this Prospectus is July 1, 1996.

(Continued from previous page)

accepted for exchange will be deemed to have waived the right to receive any payment in respect of dividends on the Old Depositary Shares accumulated from the Accrual Date to the date of the issuance of the New Depositary Shares. Consequently, holders who exchange their Old Depositary Shares for New Depositary Shares will receive the same dividend payment on the next dividend payment date after consummation of the Exchange Offer (expected to be October 1, 1996) that they would have received had they not accepted the Exchange Offer, except that if such dividend is not paid in cash, it will be paid in New Depositary Shares instead of Old Depositary Shares. The Company paid dividends on April 1, 1996 and July 1, 1996 with respect to the Old Depositary Shares by issuing additional Old Depositary Shares (the "Dividend Shares"). Dividend Shares may be exchanged for New Depositary Shares. Dividends on the shares of Series M Preferred Stock represented by the New Depositary Shares are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing October 1, 1996, accumulating from the Accrual Date at the annual rate of 11 1/8% per New Depositary Share.

  Before April 1, 2001, dividends may, at the option of the Company, be paid in cash or by issuing New Depositary Shares representing fully paid and nonassessable shares of Series M Preferred Stock with an aggregate liquidation preference equal to the amount of such dividends. On and after April 1, 2001, dividends must be paid in cash. The Series M Preferred Stock has a liquidation preference of $10,000 per share (equivalent to $100 per New Depositary Share) plus accumulated and unpaid dividends thereon.

  Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Depositary Shares issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who acquires such New Depositary Shares directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Depositary Shares are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such New Depositary Shares. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives New Depositary Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Depositary Shares. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Depositary Shares received in exchange for Old Depositary Shares where such Old Depositary Shares were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus and any amendment or supplement to this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 90 days from the date of this Prospectus, or such shorter period as will terminate when all Old Depositary Shares acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Depositary Shares and resold by such broker-dealers. See "Plan of Distribution".

  The Company will not receive any proceeds from this offering, and no underwriter is being utilized in connection with the Exchange Offer.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD DEPOSITARY SHARES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  The New Depositary Shares are new securities for which there currently is no public market. If a market for the New Depositary Shares should develop, the New Depositary Shares could trade at a discount from their aggregate liquidation preference. The Company does not intend to list the New Depositary Shares on a national securities exchange or to apply for quotation of the New Depositary Shares through the National Association of Securities Dealers Automated Quotation System. There can be no assurance that an active public market for the New Depositary Shares will develop.

  The Company has been advised by Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated that they intend to make a market in the New Depositary Shares; however, such entities are under no obligation to do so and any market making activities with respect to the New Depositary Shares may be discontinued at any time.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information also may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

  This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company hereby incorporates by reference into this Prospectus the following documents or information filed with the Commission:

    (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Form 10-K");

    (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (the "Form 10-Q");

    (c) the Company's Current Reports on Form 8-K filed March 26, 1996 and May 17, 1996 (the "May Form 8-K"); and

    (d) all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of the offering made hereby.

  Any statement contained herein or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  As used herein, unless the context otherwise requires, the term "Company" refers to Cablevision Systems Corporation and its subsidiaries. The term "Consolidated Financial Statements" refers to the Company's Consolidated Financial Statements and the notes thereto incorporated by reference from the Form 10-K and the term "Management's Discussion and Analysis" refers to the Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference from the Form 10-K and the Form 10-Q. The term "Condensed Pro Forma Consolidated Financial Statements" refers to the Condensed Pro Forma Consolidated Financial Statements incorporated by reference from the May Form 8-K.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM ROBERT S. LEMLE, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY OF THE COMPANY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES LOCATED AT ONE MEDIA CROSSWAYS, WOODBURY, NEW YORK 11797, TELEPHONE NUMBER (516) 364-8450. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 24, 1996.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information.....................................................   3
Incorporation of Certain Documents by Reference...........................   3
Summary...................................................................   5
Risk Factors..............................................................  18
The Company...............................................................  22
Use of Proceeds...........................................................  25
The Exchange Offer........................................................  26
Capitalization............................................................  33
Description of Capital Stock..............................................  35
Description of New Depositary Shares, Series M Preferred Stock and Ex-
 change Debentures........................................................  45
Certain Federal Income Tax Considerations.................................  65
Plan of Distribution......................................................  66
Validity of the New Depositary Shares.....................................  66
Experts...................................................................  67

                                    SUMMARY

  The following information is qualified in its entirety by the more detailed information, financial statements and pro forma financial information appearing elsewhere in this Prospectus or incorporated by reference herein. Investment in the securities offered hereby involves significant risks. See "Risk Factors".

                                  THE COMPANY

  The Company is one of the largest operators of cable television systems in the United States, with approximately 2,752,000 subscribers in 19 states as of March 31, 1996 based on the number of basic subscribers in systems which the Company manages and which it owns or in which it has investments. The Company also has ownership interests in companies that produce and distribute national and regional programming services and provide advertising sales services for the cable television industry. The Company was formed in 1985 to effect a reorganization of its predecessors.

CABLE TELEVISION

  The cable television systems that are majority owned and managed by the Company (the "Company's cable television systems") served approximately 2,085,000 subscribers as of March 31, 1996 in New York, Ohio, Connecticut, New Jersey, Michigan and Massachusetts. In addition, the Company has non-majority investments in and manages cable television systems which served approximately 667,000 subscribers as of March 31, 1996 in Alabama, Arkansas, Florida, Illinois, Kansas, Kentucky, Maine, Massachusetts, Mississippi, Missouri, New Jersey, New York, North Carolina, Oklahoma, Pennsylvania and Tennessee. The Company's cable television systems have generally been characterized by relatively high revenues per subscriber ($37.28 for March 1996) and ratios of premium service units to basic subscribers (1.8:1 for March 1996). In calculating revenue per subscriber, the Company includes only recurring service revenues and excludes installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues.

  On May 10, 1996, the Company entered into an agreement with Warburg, Pincus Investors, L.P. ("Warburg") to acquire (the "Pending Warburg Transactions") from Warburg the interests in A-R Cable Services, Inc. ("A-R Cable"), A-R Cable Partners, Cablevision of Newark and Cablevision of Framingham Holdings, Inc. ("CFHI") that the Company does not already own. See "Recent Developments-- Pending Warburg Transactions" in the May Form 8-K.

PROGRAMMING SERVICES

  The Company conducts its programming activities through Rainbow Programming Holdings, Inc. ("Rainbow Programming"), its wholly-owned subsidiary, and through subsidiaries of Rainbow Programming in partnership with certain unaffiliated entities, including National Broadcasting Company, Inc. ("NBC") and Liberty Media Corporation. Rainbow Programming's businesses include eight regional SportsChannel services, four national entertainment services (American Movie Classics Company, Bravo Network, MuchMusic and the Independent Film Channel), Rainbow News 12 (regional news services serving suburban areas surrounding New York City) and the sports services of Prime SportsChannel Networks (Prime Network and NewSport). Rainbow Programming also owns an interest in Madison Square Garden, L.P.

ADVERTISING SERVICES

  Rainbow Advertising Sales Corporation sells advertising time to national, regional and local advertisers on behalf of the Company's cable television systems and the SportsChannel and Rainbow News 12 programming services, as well as on behalf of unaffiliated cable television systems.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

  The Exchange Offer relates to the exchange of up to 6,775,730 Old Depositary Shares representing shares of Series L Preferred Stock with an aggregate liquidation preference of $677,573,000 for up to 6,775,730 New Depositary Shares representing shares of Series M Preferred Stock with the same aggregate liquidation preference. The form and terms of the New Depositary Shares are the same as the form and terms of the Old Depositary Shares except that the New Depositary Shares have been registered under the Securities Act and will not contain terms restricting the transfer of such New Depositary Shares (and hence are not entitled to the benefits of the Registration Rights Agreement relating to the contingent increases in the dividend rate provided for pursuant thereto). The Old Depositary Shares and the New Depositary Shares are herein collectively referred to as the "Depositary Shares". See "Description of New Depositary Shares, Series M Preferred Stock and Exchange Debentures".

  The Exchange Offer......
                              One New Depositary Share representing a one one-
                               hundredth interest in a share of Series M
                               Preferred Stock with an aggregate liquidation preference of $10,000 (equivalent to $100 per New Depositary Share) will be issued in exchange for each Old Depositary Share representing a one one-hundredth interest in a share of Series L Preferred Stock with an aggregate liquidation preference of $10,000 (equivalent to $100 per Old Depositary Share). As of the date hereof, 6,775,730 Old Depositary Shares representing shares of Series L Preferred Stock with an aggregate liquidation preference of $677,573,000 are issued and outstanding. The Company will issue the New Depositary Shares to tendering holders of Old Depositary Shares on or promptly after the Expiration Date.

  Resale..................    The Company believes that the New Depositary
                               Shares issued pursuant to the Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act, except that a "dealer" or any of the Company's "affiliates", as such terms are defined under the Securities Act, that exchanges Old Depositary Shares held for its own account (a "Restricted Holder") may be required to deliver copies of this Prospectus in connection with any resale of New Depositary Shares (the "Resale Depositary Shares") issued in exchange for such Old Depositary Shares (the "Prospectus Delivery Requirement"). See "The Exchange Offer--General" and "Plan of Distribution".

  Expiration Date.........
                              5:00 p.m., New York City time, on July 31, 1996,
                               unless the Exchange Offer is extended to a date not later than August 31, 1996, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. The maximum period that the Exchange Offer will remain in effect shall be from the date of this Prospectus until the Expiration Date. See "The Exchange Offer--Expiration Date; Extensions; Amendments".

  Accumulated Dividends
   on the New Depositary
   Shares and the Old
   Depositary Shares......
                              Dividends on the shares of Series M Preferred
                               Stock represented by the New Depositary Shares will accumulate from the Accrual

                               Date. Holders of Old Depositary Shares whose Old Depositary Shares are accepted for exchange will be deemed to have waived the right to receive any payment in respect of dividends on the Series L Preferred Stock represented by such Old Depositary Shares accumulated from the Accrual Date to the date of the issuance of the New Depositary Shares. Consequently, holders who exchange their Old Depositary Shares for New Depositary Shares will receive the same dividend payment on the next dividend payment date after the consummation of the Exchange Offer (expected to be October 1, 1996) that they would have received had they not accepted the Exchange Offer, except that if such dividend is not paid in cash, it will be paid by issuing New Depositary Shares instead of Old Depositary Shares. See "The Exchange Offer--Dividends on the Series M Preferred Stock".

  Termination of the
   Exchange Offer.........    The Company may terminate the Exchange Offer if
                               it determines that its ability to proceed with the Exchange Offer could be materially impaired due to any legal or governmental action, any new law, statute, rule or regulation or any interpretation of the staff of the Commission of any existing law, statute, rule or regulation or if the Company reasonably deems it advisable to terminate the Exchange Offer. Holders of Old Depositary Shares will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "The Exchange Offer--Termination".

                               No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Exchange Offer, other than applicable requirements under federal and state securities laws.

  Procedures For
   Tendering Old
   Depositary Shares......    Each holder of Old Depositary Shares wishing to
                               accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the depositary receipts (the "Depositary Receipts") evidencing Old Depositary Shares to be exchanged and any other required documentation to The First National Bank of Boston, as Exchange Agent, at the address set forth herein and therein or effect a tender of Old Depositary Shares pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer--Procedures for Tendering".

  Special Procedures for
   Beneficial Holders ....    Any beneficial holder whose Old Depositary Shares
                               are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering the Depositary Receipts evidencing his Old Depositary Shares, either make appropriate arrangements to register ownership of the Old Depositary Shares in such holder's name or obtain a properly completed stock power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange Offer--Procedures for Tendering".

  Guaranteed Delivery         Holders of Old Depositary Shares who wish to
   Procedures.............     tender their Old Depositary Shares and whose Old
                               Depositary Shares are not immediately available or who cannot deliver the Depositary Receipts evidencing their Old Depositary Shares and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Depositary
                               Shares according to the guaranteed delivery procedures set forth in "The Exchange Offer--
                               Guaranteed Delivery Procedures".

  Withdrawal Rights.......    Tenders of Old Depositary Shares may be withdrawn
                               at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. See "The Exchange Offer--Withdrawal of Tenders".

  Acceptance of Old
   Depositary Shares and
   Delivery of New
   Depositary Shares......
                              Subject to certain conditions (as summarized
                               above in "Termination of the Exchange Offer" and described more fully in "The Exchange Offer-- Termination"), the Company will accept for exchange any and all Old Depositary Shares which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Depositary Shares issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--General".

  Certain Tax                 The exchange pursuant to the Exchange Offer will
   Considerations.........     generally not be a taxable event for federal
                               income tax purposes. See "Certain Federal Income
                               Tax Considerations".

  Exchange Agent..........    The First National Bank of Boston is serving as
                               exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

  Use of Proceeds.........    There will be no cash proceeds payable to the
                               Company from the issuance of the New Depositary Shares pursuant to the Exchange Offer. Of the net proceeds received by the Company from the sale of the Old Depositary Shares, approximately $570.0 million was applied to make a capital contribution to V

                               Cable, Inc. ("V Cable"). Such proceeds were used to repay approximately $500.0 million of indebtedness of V Cable and VC Holding, Inc. and to make a capital contribution of approximately $70.0 million to U.S. Cable Television Group, L.P. The Company applied the balance of approximately $55.0 million to repay borrowings under the Company's principal bank credit agreement (the "Credit Agreement"). The Company expects to reborrow the amount repaid under the Credit Agreement in the future for general corporate purposes. See "Use of Proceeds".

SUMMARY OF TERMS OF THE NEW DEPOSITARY SHARES, SERIES M PREFERRED STOCK AND THE
                              EXCHANGE DEBENTURES

NEW DEPOSITARY SHARES AND SERIES M PREFERRED STOCK

  Dividends...............    Cumulative at 11 1/8% per annum out of legally
                               available funds. Dividends will accumulate from the Accrual Date and are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing October 1, 1996. The rights to dividends on the Series M Preferred Stock represented by the New Depositary Shares will be cumulative (whether or not earned or declared) on a daily basis. Before April 1, 2001, dividends may, at the option of the Company, be paid in cash or by issuing New Depositary Shares representing additional fully paid and nonassessable shares of Series M Preferred Stock with an aggregate liquidation preference equal to the amount of such dividends. On or after April 1, 2001, dividends are payable only in cash. For federal income tax purposes, distributions with respect to the New Depositary Shares will not qualify as dividends and will be treated as a return of capital until the Company has earnings and profits. See "Risk Factors--Risks Related to the Securities-- Certain Federal Income Tax Consequences".

  Liquidation Preference..    $10,000 per share of Series M Preferred Stock
                               (equivalent to $100 per New Depositary Share) plus accumulated and unpaid dividends thereon.

  Voting..................    Holders of the Series M Preferred Stock have no
                               general voting rights except as provided by law and as provided in the Certificate of Designations therefor. Upon the failure of the Company to (i) pay dividends on the Series L Preferred Stock or the Series M Preferred Stock in cash or, to the extent permitted by its terms, by the issuance of additional Old Depositary Shares or New Depositary Shares, as the case may be, for more than six quarters or
                               (ii) discharge any redemption obligation with respect to the Series L Preferred Stock or the Series M Preferred Stock, the size of the Company's Board of Directors will be increased by one director, and holders of a majority of the outstanding shares of Series L Preferred Stock and the Series M Preferred Stock, voting or consenting, as the case may be, as a single class, will be entitled to elect a director to fill the newly created vacancy. The Company may not issue any new class of Senior Securities (as defined herein) without the approval of the holders of at least a majority of the shares of the Series L Preferred Stock and the Series M Preferred Stock then outstanding, voting or consenting, as the case may be, as a single class.

  Mandatory Redemption....    The Company is required to redeem the Series M
                               Preferred Stock out of legally available funds on April 1, 2008 at a redemption price equal to the liquidation preference of $10,000 per share (equivalent to $100 per New Depositary Share), plus accumulated and unpaid dividends thereon to the date of redemption.

  Optional Redemption.....    On and after April 1, 2003, the Series M
                               Preferred Stock is redeemable, at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accumulated and unpaid dividends thereon to the date of redemption. In addition, shares of the Series M Preferred Stock representing up to 50% of the aggregate liquidation preference of the Series M Preferred Stock may be redeemed before April 1, 1999 at a redemption price per share equal to the liquidation preference of $10,000 per share (equivalent to $100 per New Depositary Share) plus accumulated and unpaid dividends thereon plus a premium of $1,000 per share (equivalent to $10 per New Depositary Share) of Series M Preferred Stock out of the net proceeds of a sale of Junior Stock (as defined herein) to a Strategic Equity Investor (as defined herein) or a public offering of Class A Common Stock, provided that following such redemption at least 3,250,000 Depositary Shares (representing at least 50% of the amount of Depositary Shares initially issued) remain outstanding. Furthermore, the Company may, at its option, prior to April 1, 2003, redeem the Series M Preferred Stock, in whole but not in part, at any time within 180 days after a Change of Control (as defined herein), at a redemption price per share equal to the sum of (i) the liquidation preference of $10,000 per share (equivalent to $100 per New Depositary Share) plus (ii) accumulated and unpaid dividends to the date of redemption plus (iii) the Make-Whole Premium (as defined herein), which is based on a discount rate equal to the Treasury Rate (as defined herein) plus 50 basis points.

  Exchange Feature........    The New Depositary Shares are exchangeable into
                               the Exchange Debentures at the option of the Company, in whole but not in part.

  Ranking.................    The Series M Preferred Stock represented by the
                               New Depositary Shares will rank, subject to certain conditions, junior as to payment of dividends upon liquidation, winding-up or dissolution of the Company to (i) each class of capital stock of the Company or series of preferred stock issued by the

                               Company established after the initial issuance of the Series M Preferred Stock the terms of which specifically provide that such class or series will rank senior to the Series M Preferred Stock as to dividends and distributions upon the liquidation, winding-up or dissolution of the Company and (ii) all liabilities and obligations (whether or not for borrowed money) of the Company. The Series M Preferred Stock will rank on a parity with the Series L Preferred Stock and the Company's Series B Cumulative Preferred Stock, 8% Series C Cumulative Preferred Stock ("Series C Preferred Stock"), 8% Series D Cumulative Preferred Stock (which may be issued in exchange for shares of Series C Preferred Stock), 11 3/4% Series G Redeemable Exchangeable Preferred Stock ("Series G Preferred Stock") and 11 3/4% Series H Redeemable Exchangeable Preferred Stock ("Series H Preferred Stock") (which have been issued in exchange for shares of Series G Preferred Stock) and 8 1/2% Series I Cumulative Convertible Exchangeable Preferred Stock ("Series I Preferred Stock").

  Exchange Offer
   Registration Rights ...
                              The Company has entered into a registration
                               rights agreement with the Initial Purchasers of the Old Depositary Shares (the "Registration Rights Agreement") pursuant to which the Company agreed, for the benefit of the holders of the Old Depositary Shares, at the Company's cost (i) within 60 days after the date of original issue of the Old Depositary Shares, to file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer to exchange (the "Exchange Offer") the Old Depositary Shares for the New Depositary Shares and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the date of original issuance of the Old Depositary Shares. Upon the Exchange Offer Registration Statement being declared effective, the Company agreed to offer the New Depositary Shares in exchange for surrender of the Old Depositary Shares. For each Old Depositary Share surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Depositary Share will receive a New Depositary Share. In the event that the Exchange Offer is not consummated within 240 days of the date of issuance of the Old Depositary Shares, the Company has agreed, at its cost, as promptly as practicable to file a shelf registration statement (the "Shelf Registration Statement") covering resales of the Old Depositary Shares and use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act.

                               In the event that the Exchange Offer is not consummated or the Shelf Registration Statement is not declared effective on or prior to the 240th calendar day following the date of original issue of the Old Depositary Shares, the dividend rate borne by the Series L Preferred Stock shall be increased by one-quarter of one percent per annum for the first 90 days following such 240-day period. Such dividend rate will increase by an additional one-quarter of one percent per annum at the beginning of each subsequent 90-day period, up to a maximum aggregate increase of one percent per annum. Upon the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as the case may be, the dividend rate borne by the Series L Preferred Stock will be reduced to the original dividend rate. Dividends on the Series M Preferred Stock will accumulate at the original dividend rate accruing on the Series L Preferred Stock.

  Absence of Public           The New Depositary Shares are new securities for
   Market.................     which there currently is no market. Although
                               Bear, Stearns & Co. Inc., Merrill Lynch, Pierce,
                               Fenner & Smith Incorporated and Morgan Stanley &
                               Co. Incorporated, the initial purchasers of the Old Depositary Shares (collectively, the
                               "Initial Purchasers"), have informed the Company that they currently intend to make a market in the Old Depositary Shares, the New Depositary
                               Shares and, if issued, the Exchange Debentures, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Old Depositary Shares, the New Depositary Shares and, if issued, the Exchange Debentures. The Company does not intend to apply for listing of the Old Depositary
                               Shares, the New Depositary Shares or, if issued, the Exchange Debentures on any securities exchange or for quotation through the National
                               Association of Securities Dealers Automated
                               Quotation System.

EXCHANGE DEBENTURES

  Maturity Date...........    April 1, 2008.

  Interest................    Interest will accrue at the dividend rate of the
                               Series M Preferred Stock and be payable in arrears on January 1 and July 1 of each year, commencing with the first of such dates to occur after the date upon which Exchange Debentures are issued in exchange for the New Depositary Shares ("Exchange Date"). Before April 1, 2001, interest may, at the option of the Company, be paid in cash or by issuing additional Exchange Debentures with a principal amount equal to such interest. On and after April 1, 2001, interest on the Exchange Debentures may be paid only in cash.

  Optional Redemption.....    At any time on and after April 1, 2003, the
                               Exchange Debentures are redeemable, at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued and unpaid interest thereon to the redemption date. In addition, prior to April 1, 1999 up to 50% in aggregate principal amount of the Exchange Debentures may be redeemed at a price of 110% of the principal amount thereof, plus accrued and unpaid interest thereon, out of the net proceeds of a sale of Junior Stock to a Strategic Equity Investor or a public offering of Class A Common Stock, provided that following such redemption at least $325,000,000 principal amount of Exchange Debentures remains outstanding. See "Description of New Depositary Shares, Series M Preferred Stock and Exchange Debentures".

  Subordination...........    The Exchange Debentures will be subordinated to
                               all existing and future Senior Indebtedness (as defined) of the Company and will rank pari passu with the Company's $275,000,000 of 10 3/4%
                               Senior Subordinated Debentures due 2004,
                               $200,000,000 of 9 7/8% Senior Subordinated
                               Debentures due 2013, $150,000,000 of 9 7/8%
                               Senior Subordinated Debentures due 2023,
                               $300,000,000 of 9 1/4% Senior Subordinated Notes due 2005, $250,000,000 of 10 1/2% Senior
                               Subordinated Debentures due 2016, $150,000,000 of 9 7/8% Senior Subordinated Notes due 2006, 8 1/2% Convertible Subordinated Debentures due 2007 (that may be issued in exchange for the Series I Preferred Stock) and 11 3/4% Senior Subordinated Debentures due 2007 (that may be issued in exchange for the Series G Preferred Stock and the Series H Preferred Stock) (collectively, the "Existing Debentures"). The amount of Senior Indebtedness outstanding at March 31, 1996, adjusted to give pro forma effect to the transactions described under "Capitalization" and the application of the net proceeds to the Company from the offering of the Series L Preferred Stock represented by Old Depositary Shares, would have been approximately $569.4 million. At March 31, 1996, the Company also had outstanding, adjusted to give pro forma effect to the transactions described under "Capitalization", $1,663 million of senior subordinated indebtedness and obligations (including $339.7 million of indebtedness of subsidiaries guaranteed by the Company) that would have ranked pari passu with the Exchange Debentures. Also, at March 31, 1996, consolidated subsidiaries of the Company had outstanding, adjusted to give pro forma effect to the transactions described under "Capitalization", approximately $1,346 million of indebtedness (not including $339.7 million of indebtedness of subsidiaries guaranteed by the Company, described above) which, insofar as the assets of those subsidiaries are concerned, would have been effectively senior to the Exchange Debentures.

  Certain Restrictions....    The Indenture for the Exchange Debentures, among
                               other things, contains restrictions (with certain exceptions) on the ability of the Company and its Restricted Subsidiaries (as defined) to incur additional indebtedness, make certain dividend payments or payments to redeem or retire capital stock, invest in Unrestricted Subsidiaries (as defined) or affiliates, engage in certain transactions with affiliates and merge or consolidate with or transfer all or substantially all of their assets to another entity. The Indenture also prohibits the Company from issuing any indebtedness that is senior in right of payment to the Exchange Debentures and expressly subordinate in right of payment to any other indebtedness of the Company.

                            SELECTED FINANCIAL DATA

  The historical consolidated statement of operations data (except for book value per common share, deficiency of earnings available to cover fixed charges and deficiency of earnings available to cover fixed charges and preferred stock dividends) and balance sheet data for each year ended December 31 and as of December 31 in each year in the five-year period ended December 31, 1995, included in the following selected financial data have been derived from the Consolidated Financial Statements of the Company, audited by KPMG Peat Marwick LLP, independent certified public accountants. The historical consolidated statement of operations data and balance sheet data for the periods ended and as of March 31, 1996 and 1995 included in the following selected financial data have been derived from financial statements of the Company that have not been audited, but that, in the opinion of the management of the Company, reflect all adjustments necessary for the fair presentation of such data for the interim periods. The results of operations for the three-month period ended March 31, 1996 are not necessarily indicative of the results of operations for the full year, although the Company expects to incur a substantial loss for the year ended December 31, 1996.

                           THREE MONTHS ENDED
                                MARCH 31,                        YEAR ENDED DECEMBER 31,
                           --------------------     ------------------------------------------------------------------
                             1996       1995           1995          1994          1993          1992          1991
                           ---------  ---------     ----------     ---------     ---------     ---------     ---------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
 OPERATIONS
 DATA(1):
 Net revenues............  $ 304,165  $ 245,401     $1,078,060     $ 837,169     $ 666,724     $ 572,487     $ 603,272
 Operating expenses:
 Technical...............    128,690     93,225        412,479       302,885       241,877       204,449       213,059
 Selling, general and ad-
  ministrative...........     72,888     55,817        266,209       195,942       172,687       120,356       121,527
 Restructuring charge....        --         --             --          4,306(2)        --            --            --
 Depreciation and amorti-
  zation.................     84,694     82,654        319,929       271,343       194,904       168,538       215,326
                           ---------  ---------     ----------     ---------     ---------     ---------     ---------
 Operating profit........     17,893     13,705         79,443        62,693        57,256        79,144        53,360
 Other income (expense):
 Interest expense, net...    (67,895)   (75,328)      (311,887)     (261,781)     (230,327)     (193,379)     (257,189)
 Provision for preferen-
  tial payment to
  related party..........     (1,400)    (1,400)        (5,600)       (5,600)       (5,600)       (2,662)          --
 Provision for loss on
  Olympics venture.......        --         --             --            --            --        (50,000)(3)       --
 Loss on sale of pre-
  ferred stock...........        --         --             --            --            --        (20,000)(4)       --
 Write-off of deferred
  financing costs........        --      (2,888)(5)     (5,517)(5)    (9,884)(5)    (1,044)(5)   (12,284)(5)       --
 Loss on redemption of
  debentures.............        --         --             --         (7,088)(5)       --            --            --
 Share of affiliates' net
  loss...................    (20,968)   (29,105)       (93,024)      (82,864)      (61,017)      (47,278)      (23,780)
 Gain (loss) on sale of
  programming
  and affiliate inter-
  ests, net..............        --         --          35,989           --           (330)        7,053        15,505
 Minority interest.......     (2,355)    (2,110)        (8,637)       (3,429)        3,000           --            --
 Gain on sale of
  marketable securities,
  net....................        --         --             --            --            --            733         5,806
 Settlement of litigation
  and related matters....        --         --             --            --            --         (5,655)       (9,677)
 Miscellaneous, net......     (1,577)    (1,376)        (8,225)       (7,198)       (8,720)       (6,175)      (11,224)
                           ---------  ---------     ----------     ---------     ---------     ---------     ---------
 Net loss................    (76,302)   (98,502)      (317,458)     (315,151)     (246,782)     (250,503)     (227,199)
 Dividend requirements
  applicable to preferred
  stock..................    (24,378)    (2,471)       (20,249)       (6,385)         (885)         (885)       (4,464)
                           ---------  ---------     ----------     ---------     ---------     ---------     ---------
 Net loss applicable to
  common shareholders....  $(100,680) $(100,973)    $ (337,707)    $(321,536)    $(247,667)    $(251,388)    $(231,663)
                           =========  =========     ==========     =========     =========     =========     =========
 Net loss per common
  share..................  $   (4.06) $   (4.27)    $   (14.17)    $  (13.72)    $  (10.83)    $  (11.17)    $  (10.32)
                           =========  =========     ==========     =========     =========     =========     =========
 Average number of common
  shares
  outstanding (in thou-
  sands).................     24,810     23,669         23,826        23,444        22,859        22,512        22,446
                           =========  =========     ==========     =========     =========     =========     =========
 Book value per common
  share..................  $  (81.17) $  (81.16)    $   (76.61)    $  (76.93)    $  (64.61)    $  (55.28)    $  (41.49)
                           =========  =========     ==========     =========     =========     =========     =========
 Deficiency of earnings
  available to cover
  fixed charges..........  $ (76,283) $ (98,484)    $ (317,384)    $(315,003)    $(246,644)    $(250,429)    $(227,124)
                           =========  =========     ==========     =========     =========     =========     =========
 Deficiency of earnings
  available to cover
  fixed charges and
  preferred stock
  dividends..............  $(100,661) $(100,955)    $ (337,633)    $(321,388)    $(247,529)    $(251,314)    $(231,588)
                           =========  =========     ==========     =========     =========     =========     =========

                                                   (footnotes on following page)

                           AS OF                       AS OF DECEMBER 31,
                         MARCH 31,   ----------------------------------------------------------
                            1996        1995        1994        1993        1992        1991
                         ----------  ----------  ----------  ----------  ----------  ----------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
CONSOLIDATED BALANCE
SHEET DATA(1):
 Total assets........... $2,593,106  $2,502,305  $2,176,413  $1,327,418  $1,251,157  $1,475,672
 Total debt.............  2,696,580   3,157,107   3,169,236   2,235,499   2,004,452   2,211,056
 Redeemable preferred
 stock(4)...............    924,574     257,751         --          --          --       32,094(4)
 Stockholders'
 deficiency............. (2,014,893) (1,891,676) (1,818,535) (1,503,244) (1,250,248)   (932,428)
STATISTICAL DATA(1):
 Homes passed(6)........  3,339,000   3,328,000   2,899,000   2,240,000   2,019,000   2,005,000
 Basic service
 subscribers............  2,085,000   2,061,000   1,768,000   1,379,000   1,262,000   1,372,000
 Basic penetration(7)...       62.4%       61.9%       61.0%       61.6%       62.5%       68.4%
 Number of premium
 television units.......  3,841,000   3,990,000   3,208,000   3,003,000   2,802,000   2,326,000
 Average number of
  premium units per
  basic
  subscriber............        1.8         1.9         1.8         2.2         2.2         1.7
 Average monthly revenue
  per basic
  subscriber(8)......... $    37.28  $    37.07  $    36.33  $    36.59  $    37.64  $    34.43

- --------
(1) The consolidated statement of operations, balance sheet and statistical data reflect (i) the deconsolidation of A-R Cable, effective as of January 1, 1992, as a result of the restructuring of A-R Cable, (ii) the acquisition of Cablevision of New York City ("Cablevision of NYC"), effective as of July 10, 1992, and (iii) various acquisitions of cable television systems and other businesses during the periods presented. (See "Business--Cable Television Operations" in the Form 10-K and "Condensed Pro Forma Consolidated Financial Information" herein.) Acquisitions made by the Company during the periods presented were accounted for under the purchase method of accounting and, accordingly, the acquisition costs were allocated to the net assets acquired based on their fair value, except for the acquisition of partnership interests in Cablevision of NYC from Charles F. Dolan and entities affiliated with him, which were recorded at Mr. Dolan's and such entities' historical costs. Acquisitions are reflected in the consolidated statement of operations, balance sheet and statistical data from the time of acquisition. Certain reclassifications have been made to the 1991 financial statement amounts to conform to the 1992 presentation.
(2) The Company recorded a one-time charge in the first quarter of 1994 to provide for employee severance and related costs resulting from a restructuring of its operations.
(3) In 1992, the Company recognized a $50.0 million loss in connection with Rainbow Programming's commitment in respect of its venture with NBC relating to the 1992 Summer Olympics, which the Company paid in January 1993.
(4) In connection with the 1992 reorganization of V Cable, Inc. ("V Cable"), the Company redeemed A-R Cable's redeemable preferred stock on May 11, 1992, incurring a loss of $20 million.
(5) In connection with the 1992 reorganization of V Cable, the Company wrote off approximately $7.5 million of deferred financing costs related to the debt of V Cable, Inc. Also, a portion of the Company's deferred financing costs of approximately $4.8 million in 1992 and $1.0 million in 1993, related to the replacement of bank debt with subordinated debt, were written off. In October 1994, the Company entered into a new bank credit agreement and redeemed $200 million of its reset debentures. The related deferred financing costs and unamortized discount relating to each were written off (the portions relating to Cablevision of NYC and Cablevision of New Jersey amounting to $3.2 million were written off in 1995) and approximately $2.0 million in redemption fees were incurred in connection with the redemption of the reset debentures. In January 1995, Rainbow Programming amended its credit agreement to refinance its existing borrowings and to provide funds for the acquisition of SportsChannel Associates and Rainbow News 12, resulting in an approximately $2.3 million write-off of deferred financing costs.
(6) Homes passed is based upon homes passed by cable actually marketed and does not include multiple dwelling units passed by the cable plant that are not connected to it.
(7) Basic penetration represents basic service subscribers at the end of the period as a percentage of homes passed at the end of the period.
(8) Based on recurring service revenues, excluding installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues, for the last month of the period, divided by average basic subscribers for that month.

                   SUPPLEMENTAL FINANCIAL AND OPERATING DATA

  The following tables set forth information concerning the Company's Restricted Group (as defined under "The Company") and Unrestricted Cable (as defined under "The Company") on the date or for the period indicated, as the Restricted Group and Unrestricted Cable were constituted on March 31, 1996, and for the periods ended and as of March 31, 1996 and December 31, 1995, respectively, adjusted to give pro forma effect to the transactions described under "Condensed Pro Forma Consolidated Financial Information" in the May Form 8-K, and assuming that U.S. Cable Television Group, L.P., A-R Cable Partners and CFHI become part of Unrestricted Cable and Cablevision of Newark becomes part of the Restricted Group. The data should be read in conjunction with the Company's Consolidated Financial Statements and "Management's Discussion and Analysis".

                                 THREE MONTHS ENDED
                                     MARCH 31,                                   YEAR ENDED DECEMBER 31,
                          ----------------------------------------     -----------------------------------------------------
     FINANCIAL DATA               1996                     1995                1995                   1994           1993
     --------------       -------------------------     ----------     ------------------------    ----------     ----------
                          PRO FORMA        ACTUAL                      PRO FORMA       ACTUAL
                          ----------     ----------                    ----------    ----------
                                                     (DOLLARS IN THOUSANDS)
RESTRICTED GROUP:
 STATEMENT OF OPERATIONS
  DATA:
 Revenues...............  $  207,634     $  194,181     $  157,737     $  793,112    $  679,025    $  584,567     $  495,354
 Operating profit before
  depreciation and
  amortization(1).......      83,593         76,233         69,041        330,381       275,323       249,316        215,563
 Depreciation and amor-
  tization..............      54,549         49,672         41,631        212,800       168,067       154,187        111,366
 Operating profit.......      29,044         26,561         27,410        117,581       117,256        95,129        104,197
 Total interest expense.      51,771(2)      38,092(2)      41,254(2)     179,991(2)    170,863(2)    153,923(2)     137,960
 BALANCE SHEET DATA:
 Total assets...........  $2,242,067     $2,021,231     $1,207,405     $1,582,936    $1,415,777    $1,119,882     $  838,746
 Senior debt............     569,387        601,029      1,108,950        472,229       567,249       969,895        488,128
 Subordinated debt......   1,474,012(2)   1,064,895(2)     764,820(2)   1,473,993(2)  1,064,876(2)    764,802(2)     822,781
 Obligation to related
  party.................     188,713        188,713        188,845        192,945       192,945       193,079         91,619
 Total debt.............   2,232,112(2)   1,854,637(2)   2,062,615(2)   2,139,167(2)  1,825,070(2)  1,927,776(2)   1,402,528
 FINANCIAL RATIOS AND
  OTHER DATA:
 Operating profit before
  depreciation and
  amortization to
  revenues..............        40.3%          39.3%          43.8%          41.7%         42.0%         42.6%          43.5%
 Total debt to operating
  profit before
  depreciation and
  amortization..........         6.7x(3)        6.1x(3)        7.5x(3)        6.5x          6.4x          7.7x           6.5x
 Operating profit before
  depreciation and
  amortization to total
  interest expense......         1.6x           2.0x           1.7x           1.8x          1.7x          1.6x           1.6x
 Capital expenditures...  $   53,674     $   53,597     $   44,053     $  247,369    $  234,516    $  251,078     $  193,048
UNRESTRICTED CABLE:
 STATEMENT OF OPERATIONS
  DATA:
 Revenues...............  $  104,879     $   57,657     $   53,624     $  407,887    $  226,130    $  169,826     $  137,853
 Operating profit before
  depreciation and
  amortization(1).......      40,198         25,764         25,401        167,002       107,093        84,932         65,789
 Depreciation and
  amortization..........      44,567         26,714         35,273        187,096       124,488       105,938         80,287
 Operating profit
  (loss)................      (4,369)          (950)        (9,872)       (20,094)      (17,395)      (21,006)       (14,498)
 Total interest expense.      25,900         26,269         30,844        107,545       123,741       103,803         94,452
 BALANCE SHEET DATA:
 Total assets...........  $1,217,339     $  778,090     $  788,346     $1,056,916    $  716,399    $  823,363     $  536,629
 Total debt.............   1,111,970        608,160      1,101,919      1,091,813     1,094,003     1,092,440        832,964
 FINANCIAL RATIOS AND
  OTHER DATA:
 Operating profit before
  depreciation and
  amortization to net
  revenues..............        38.3%          44.7%          47.4%          40.9%         47.4%         50.0%          47.7%
 Total debt to operating
  profit before
  depreciation and
  amortization..........         6.9x(4)        5.9x(4)       10.8x(3)        6.5x         10.2x          9.9x(4)       12.7x
 Operating profit before
  depreciation and
  amortization to total
  interest expense......         1.6x           1.0x           0.8x           1.6x          0.9x          0.8x           0.7x
 Capital expenditures...  $   32,854     $   21,646     $    7,279     $   90,753    $   43,707    $   24,195     $   20,304

                                                   (footnotes on following page)

                                  AS OF
                             MARCH 31, 1996              AS OF DECEMBER 31,
                          ----------------------  ------------------------------------
    STATISTICAL DATA      PRO FORMA     ACTUAL       1995        1994          1993
    ----------------      ----------  ----------  ----------  ----------    ----------
RESTRICTED GROUP:
 Homes passed(4)........   2,665,000   2,559,000   2,549,000   2,138,000     1,731,000
 Basic service
  subscribers at end of
  period................   1,657,000   1,534,000   1,512,000   1,243,000     1,029,000
 Basic penetration(5)...        62.2%       59.9%       59.3%       58.1%         59.4%
 Number of premium
  television units......   3,397,000   3,269,000   3,375,000   2,699,000     2,557,000
 Average number of
  premium units per
  basic subscriber......         2.1         2.2         2.2         2.2           2.5
 Average revenue per
  basic subscriber(6)...  $    38.52  $    38.92  $    38.82  $    38.29    $    38.65
UNRESTRICTED CABLE:
 Homes passed(4)........   1,665,000     780,000     779,000     760,000       509,000
 Basic service
  subscribers at end of
  period................   1,095,000     551,000     549,000     525,000       350,000
 Basic penetration(5)...        65.8%       70.6%       70.5%       69.1%         68.7%
 Number of premium
  television units......   1,201,000     572,000     615,000     508,000(7)    446,000
 Average number of
  premium units per
  basic subscriber......         1.1         1.0         1.1         1.0           1.3
 Average revenue per
  basic subscriber(6)...  $    30.58  $    32.74  $    32.45  $    31.72    $    30.56

FOOTNOTES
(1) Operating profit before depreciation and amortization is presented here to provide additional information about the Company's ability to meet future debt service, capital expenditures and working capital requirements. Operating profit before depreciation and amortization should be considered in addition to and not as a substitute for net income and cash flows as indicators of financial performance and liquidity as reported in accordance with generally accepted accounting principles.

(2) Excludes Cablevision MFR, Inc. seller note in the amount of approximately $141.3 million that is, together with related interest expense, guaranteed by the Restricted Group and, for pro forma amounts, also includes CFMI seller note in the amount of approximately $9.7 million.

(3) Operating profit before depreciation and amortization is annualized for purposes of preparing interim financial ratios that include balance sheet items.

(4) Cablevision MFR, Inc. was acquired in August 1994, and operating profit before depreciation and amortization for 1994 is annualized for purposes of preparing financial ratios.

(5) Homes passed is based upon homes passed by cable actually marketed and does not include multiple dwelling units passed by the cable plant that are not connected to it.

(6) Basic penetration represents basic service subscribers at the end of the period as a percentage of homes passed at the end of the period.

(7) Based on recurring service revenues, excluding installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues, for the last month in the period presented, divided by the average number of basic subscribers for that month.

                                  RISK FACTORS

  Purchase of the New Depositary Shares representing the Series M Preferred Stock offered hereby (the "Offering") involves various risks, including the following principal factors, which, together with the other matters set forth herein or incorporated by reference herein, should be carefully considered by prospective investors.

  Substantial Indebtedness and High Degree of Leverage. The Company has incurred substantial indebtedness, primarily to finance acquisitions and expansion of its operations and, to a lesser extent, for investments in and advances to affiliates. The Company's consolidated debt plus the 11 3/4% Series G Redeemable Exchangeable Preferred Stock (the "Series G Preferred Stock") and Series L Preferred Stock aggregated approximately $3.6 billion at March 31, 1996 ($4.5 billion on a pro forma basis after giving effect to the transactions described under "Capitalization") with varying maturities to 2023, including an aggregate of approximately $539.5 million ($1,149.8 million on a pro forma basis after giving effect to the transactions described under "Capitalization") maturing on or prior to December 31, 2000. See Note 4 of Notes to the Consolidated Financial Statements.

  Net Losses and Stockholders' Deficit. The Company reported net losses for the three months ended March 31, 1996 and 1995 of $76.3 million and $98.5 million, respectively, and for the years ended December 31, 1995, 1994 and 1993 of $317.5 million, $315.2 million and $246.8 million, respectively. At March 31, 1996, the Company had a stockholders' deficiency of $2.0 billion. The net losses primarily reflect high levels of interest expense and depreciation and amortization charges relating to the depreciation of assets obtained through, and debt incurred to finance, acquisitions. Interest expense and depreciation and amortization charges remained at a high level throughout 1993, 1994, 1995 and the first quarter of 1996 and will continue at high levels throughout the remainder of 1996 and future years as a result of previously completed, pending and future acquisitions, expected capital expenditures and additional investments in the Company's programming operations. The Company expects to continue incurring substantial losses for at least the next several years. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

  Need for Additional Financing. The Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of the Company's cable plant (including the need to make cable system upgrades mandated by franchise authorities), the offering of new services and the servicing, repayment or refinancing of its indebtedness. The Company will require significant additional financing, through debt and/or equity issuances, to meet its capital expenditure plans and to pay its debt and preferred stock obligations. There can be no assurance that the Company will be able to issue additional debt or obtain additional equity capital on satisfactory terms, or at all, to meet its future financing needs. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

  Future Capital Expenditures and Programming Commitments. The Company's cable systems have commitments for capital expenditures, including major system upgrades, which will involve substantial expenditures over the next several years. In addition, the Company, through Rainbow Programming, has entered into numerous contracts relating to cable television programming, including rights agreements with professional and other sports teams. These contracts typically require substantial payments over extended periods of time. See Note 11 of Notes to Consolidated Financial Statements for a discussion of commitments.

  Rainbow Programming has the right to acquire interests in Madison Square Garden, L.P. ("MSG Holdings") from ITT Corporation ("ITT") sufficient to equalize the interests of ITT and Rainbow Programming in MSG Holdings by making certain scheduled payments totalling $250 million (plus interest on any unpaid portion thereof) on specified dates up to and including March 17, 1997. See "The Company--Programming Services". The Company and Rainbow Programming may fund the interest payments on the unpaid portion of the $250 million amount required to equalize the interests of ITT and Rainbow Programming in MSG Holdings from available cash balances or amounts borrowed under the Company's principal bank credit agreement (the "Credit Agreement"). Accordingly, the Company funded an approximate $29 million interest payment on March 11, 1996 and the $2.2 million and $1.8 million monthly interest payments on April 15, 1996 and May 15, 1996, respectively, from funds available under the Credit Agreement. The Company has not yet identified specific funding sources for the up to $250 million that could be required in connection with the ITT/MSG Holdings transactions. The Company also has a commitment to fund annual payments to Charles F. Dolan related to Cablevision of New York City ("Cablevision of NYC"). See "Business--Consolidated Cable Affiliates-- Cablevision of New York City" and "Business--Programming Operations" in the Form 10-K and "Management's Discussion and Analysis--Liquidity and Capital Resources".

  Intangible Assets. The Company had total assets at March 31, 1996 of approximately $2.6 billion, of which approximately $1.0 billion were intangible assets, principally franchises, affiliation agreements, excess cost over fair value of net assets acquired, deferred financing, acquisition and other costs and deferred interest expense. It is possible that no cash would be recoverable from the voluntary or involuntary sale of these intangible assets.

  Voting Control by Majority Stockholders; Disparate Voting Rights. As of March 31, 1996, Charles F. Dolan beneficially owned and possessed sole voting power with respect to 259,306 shares or 1.8% of the Company's outstanding Class A Common Stock and 2,346,281 shares or 20.3% of the Company's outstanding Class B common stock (the "Class B Common Stock" and, collectively with the Class A Common Stock, the "Common Stock"). In addition, as of March 31, 1996, an aggregate of 4,000,000 shares or 34.6% of the outstanding Class B Common Stock were held by two Grantor Retained Annuity Trusts (the "GRA Trusts") established by Mr. Dolan for estate planning purposes. Mr. Dolan may be deemed to have beneficial ownership of the shares of Class B Common Stock held by the GRA Trusts due to his right to reacquire the Class B Common Stock held by the GRA Trusts by substituting other property of equivalent value, but, until such event, each of the GRA Trusts, through their co-trustees (who are family members of Mr. Dolan) has the power to vote and dispose of the shares of Class B Common Stock held by the GRA Trusts. As a result of his beneficial ownership of the shares held by the GRA Trusts, as of March 31, 1996, Mr. Dolan beneficially owned 259,306 shares or 1.8% of the Company's outstanding Class A Common Stock and 6,346,281 shares or 54.8% of the Company's outstanding Class B Common Stock. On a combined basis, these shares represented 25.5% of the total number of shares of both classes of Common Stock and 49.0% of the total voting power of the classes. Other trusts established by Mr. Dolan for the benefit of certain Dolan family members, and as to which Mr. Dolan disclaims beneficial ownership, owned, as of March 31, 1996, an additional 500,000 shares of Class A Common Stock or 3.5% of the Class A Common Stock and 5,225,928 shares of the Class B Common Stock, or 45.2% of the Class B Common Stock and 40.6% of the total voting power of all classes of the Common Stock. As a result of this stock ownership, Dolan family members have the power to elect all the directors subject to election by holders of the Class B Common Stock, which directors constitute 75% of the entire Board of Directors of the Company. Moreover, because holders of Class B Common Stock are entitled to ten votes per share while holders of Class A Common Stock are entitled to one vote per share, Dolan family members may control stockholder decisions on matters in which holders of Class A and Class B Common Stock vote together as a class. These matters include the amendment of certain provisions of the Company's certificate of incorporation (the "Certificate of Incorporation") and the approval of fundamental corporate transactions, including mergers. In addition, because the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Class B Common Stock, voting separately as a class, is required to approve (i) the authorization or issuance of any additional shares of Class B Common Stock and (ii) any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation of the Company which adversely affects the powers, preferences or rights of the Class B Common Stock, Dolan family members also have the power to prevent such issuance or amendment. The voting rights of the Class B Common Stock beneficially owned by Mr. Dolan will not be modified as a result of any transfer of legal or beneficial ownership thereof.

  Restrictive Covenants. The Company's Credit Agreement and certain of the Company's other debt instruments contain various financial and operating covenants which, among other things, require the maintenance of certain financial ratios and restrict the Company's ability to borrow funds from other sources and to utilize funds for various purposes, including investments in certain subsidiaries. Violation of the covenants in the Credit Agreement could result in a default under the Credit Agreement which would permit the bank lenders thereunder to restrict the Company's ability to borrow undrawn funds under the Credit Agreement and to accelerate the maturity of borrowings thereunder. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

  Risks Related to Regulation. The Company's cable television operations may be adversely affected by government regulation, the impact of competitive forces and technological changes. In 1992, Congress enacted the 1992 Cable Act, which represented a significant change in the regulatory framework under which cable television systems operate. In April 1993 and February 1994, the FCC ordered reductions in cable television rates. In June 1995, a Federal appeals court upheld the material aspects of the FCC's rate regulation scheme. Congress has enacted legislation (the "Telecommunications Act of 1996") that relaxes the regulation of cable television rates. The FCC is formulating rules to implement the Telecommunications Act of 1996. These rules will determine the effect of the legislation on the Company. See "Business--Cable Television Operations-- Competition" and "Business--Cable Television Operations--Regulation" in the Form 10-K.

  Risk of Competition. Cable operators compete with a variety of distribution systems, including broadcast television stations, multichannel multipoint distribution services ("MMDS"), satellite master antenna systems ("SMATV"), direct broadcast satellite systems ("DBS"), and private home dish earth stations. For example, CAI Wireless Systems, Inc., an MMDS operator, has received investments from Bell Atlantic Corporation and NYNEX Corporation and owns operating systems or spectrum rights in a significant portion of the Company's systems areas. In addition, four DBS systems are now operational in the United States and recently AT&T Corp. announced an investment in Hughes Electronics Corp.'s DirecTv system. The 1992 Cable Act prohibits a cable programmer that is owned by or affiliated with a cable operator (such as Rainbow Programming) from unreasonably discriminating among or between cable operators and other multichannel video distribution systems with respect to the price, terms and conditions of sale or distribution of the programmer's service and from unreasonably refusing to sell service to any multichannel video programming distributor. Cable systems also compete with the entities that make videotaped movies and programs available for home rental. The 1992 Cable Act regulates the ownership by cable operators of MMDS and SMATV. Under the Telecommunications Act of 1996, the cross-ownership provisions do not apply to any cable operator in a franchise area in which a cable operator faces competition from video programming distributors meeting certain statutory requirements. In July 1992, the FCC voted to authorize additional competition to cable television by video programmers using broadband common carrier facilities constructed by telephone companies. The FCC allowed telephone companies to take ownership interests of up to 5% in such programmers. The FCC also reaffirmed an earlier holding, upheld on appeal by a Federal appeals court, that programmers using such a telephone company-provided "video dialtone" system would not need to obtain a state or municipal franchise. Several telephone companies have sought approval from the FCC to build such "video dialtone" systems. Such a system has been proposed in several communities in which the Company currently holds a cable franchise and several of such systems have been approved by the FCC. The Telecommunications Act of 1996 repeals the "video dialtone" rules, but gives telephone companies (and cable companies, to the extent permitted by the FCC) the option of providing video programming to subscribers through "open video systems" that closely resemble video dialtone systems and that would not require a local cable franchise. Additional competition to cable systems is possible if the FCC authorizes the licensing of local multipoint distribution services ("LMDS"). The FCC has proposed to license this type of service to providers.

  Competition from Telephone Companies. The 1984 Cable Act barred co-ownership of telephone companies and cable television systems operating in the same service areas. Numerous Federal district courts held this prohibition to be unconstitutional. Several of these decisions have been upheld on appeal. The Telecommunications Act of 1996 repeals this restriction and permits a telephone company to provide video programming directly to subscribers in its telephone service territory, subject to certain regulatory requirements, but generally prohibits a telephone company from acquiring an in-region cable operator, except in certain small markets under certain circumstances. Telephone companies (Ameritech Corp. in Ohio and Southern New England Telephone Co. in Connecticut) have obtained or applied for local franchises to construct and operate cable television systems in several communities in which the Company currently holds cable franchises. Neither the 1984 Cable Act nor the 1992 Cable Act bars a telephone company from acquiring cable systems outside its telephone service area, and several Regional Bell operating companies have purchased or made investments in cable systems. See "Business--Cable Television Operations--Regulation" in the Form 10-K.

  Risk of Non-Exclusive Franchises and Franchise Renewals. The Company's cable television systems are operated primarily under nonexclusive franchise agreements with local government franchising authorities, in some cases with the approval of state cable television authorities. The Company's business is dependent on its ability to obtain and renew its franchises. Although the Company has never lost a franchise as a result of a failure to obtain a renewal, its franchises are subject to non-renewal or termination under certain circumstances. In certain cases, franchises have not been renewed at expiration and the Company operates under temporary licenses while negotiating renewal terms with the franchising authorities. See "Business--Cable Television Operations--Franchises" in the Form 10-K.

 Risks Related to the Securities.

  Absence of Public Market. The New Depositary Shares are new securities for which there currently is no market. Although Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, the initial purchasers of the Old Depositary Shares (collectively, the "Initial Purchasers"), have informed the Company that they currently intend to make a market in the Old Depositary Shares, the New Depositary Shares and, if issued, the Exchange Debentures, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Old Depositary Shares, the New Depositary Shares and, if issued, the Exchange Debentures. The Company does not intend to apply for listing of the New Depositary Shares or, if issued, the Exchange Debentures on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

  Restrictions on Company's Ability to Pay Dividends on the Series L Preferred Stock and the Series M Preferred Stock. Certain of the Company's debt instruments contain covenants that restrict the Company's ability to pay, or may prevent the payment of, dividends on the Company's preferred stock, including the Series L Preferred Stock and the Series M Preferred Stock. In addition, under Delaware law, dividends on capital stock may only be paid from "surplus" or if there is no surplus from the corporation's net profits for the then current or the preceding fiscal year. The Company does not anticipate having net profits for the foreseeable future and its ability to pay dividends on the Series L Preferred Stock and the Series M Preferred Stock will require the availability of adequate "surplus", which is defined as the excess, if any, of the Company's net assets (total assets less total liabilities) over its capital (generally the par value of its issued capital stock). As of March 31, 1996, the Company's total liabilities, including deficit investment in affiliates and Series G Preferred Stock, exceeded its total assets by $2.0 billion. Accordingly, in connection with dividend payments on the Series L Preferred Stock or the Series M Preferred Stock, the Company's Board of Directors will have to determine that the Company has adequate surplus on the basis of valuations of the Company's assets at higher amounts than are reflected in the Company's financial statements. There can be no assurance that the Company's Board of Directors will be able to make such determination and that adequate surplus will be available to pay dividends on the Series L Preferred Stock or the Series M Preferred Stock.

  Certain Federal Income Tax Consequences. The Company believes that it does not presently have any current or accumulated earnings and profits as determined under United States federal income tax principles and that it is unlikely to have current or accumulated earnings and profits for the foreseeable future. As a result, until such time as the Company does have earnings and profits, distributions on the New Depositary

Shares will be treated as a nontaxable return of capital and will be applied against and reduce the adjusted tax basis of the New Depositary Shares in the hands of each holder (but not below zero), thus increasing the amount of any gain (or reducing the amount of any loss) which would otherwise be realized by such holder upon the disposition of such New Depositary Shares. Consequently, distributions with respect to the New Depositary Shares will not qualify as dividends for federal income tax purposes and, as a result, will not be eligible for the dividends-received deduction.

                                  THE COMPANY

  The Company is one of the largest operators of cable television systems in the United States, with approximately 2,752,000 subscribers in 19 states as of March 31, 1996 based on the number of basic subscribers in systems which the Company manages and which it owns or in which it has investments. The Company also has ownership interests in companies that produce and distribute national and regional programming services and provide advertising sales services for the cable television industry.

  For financing purposes, the Company is structured as a restricted group (collectively, the "Restricted Group"), including Cablevision of NYC and, as of December 15, 1995, a subsidiary holding the cable television assets previously a part of Cablevision of Boston, and an unrestricted group of subsidiaries. The unrestricted group of subsidiaries consists primarily of Cablevision of Ohio (as defined under "Recent Developments--V Cable Transactions" in the Form 10-
K), Cablevision MFR, Inc. ("Cablevision MFR" and, collectively with Cablevision of Ohio, "Unrestricted Cable") and Rainbow Programming Holdings, Inc. (including Rainbow Advertising Sales Corporation ("Rainbow Advertising"), American Movie Classics and SportsChannel Associates ("SportsChannel New York")) (collectively, "Rainbow Programming"). In addition, the Company has an unrestricted group of investments, consisting of investments in A-R Cable Services, Inc. ("A-R Cable"), U.S. Cable Television Group, L.P. ("U.S. Cable"), Cablevision of Framingham Holding, Inc. ("CFHI"), A-R Cable Partners and Cablevision of Newark. The Company's unrestricted subsidiaries and investments are collectively referred to herein as the "Unrestricted Group". See "Recent Developments" in the Form 10-K and the May Form 8-K for a discussion of certain transactions involving members of the Unrestricted Group, including Cablevision of Ohio, A-R Cable, CFHI, A-R Cable Partners and Cablevision of Newark. The Restricted Group and each member of the Unrestricted Group that operates cable television systems are individually and separately financed. The indebtedness of V Cable and A-R Cable is non-recourse to the Company, other than with respect to the capital stock of such entities owned by the Company. Rainbow Programming's cash requirements have been financed to date by the Restricted Group, by sales of equity interests in the programming businesses and, as set forth below under "--Programming Services", through separate external debt financing. Rainbow Programming's future cash requirements may be financed with separate external debt financing, which, as to the assets of Rainbow Programming, would be structurally senior to any of the Company's indebtedness. See "Management's Discussion and Analysis--Liquidity and Capital Resources" for a discussion of the restrictions on investments by the Restricted Group and certain other matters.

STRATEGY

  The Company's strategy has been to concentrate its cable television systems in and around three major metropolitan areas, New York City, Boston and Cleveland, with a view to being the largest cable provider in each of these markets; to maximize its revenue per subscriber through the use of "tiered" packaging strategies for marketing premium services; to develop and promote niche programming services; and to remain an industry leader in upgrading the technological capabilities of its systems.

  The Company believes that its cable television systems on Long Island, New York comprise the largest contiguous group of cable television systems under common ownership in the United States (measured by number of subscribers). By developing systems in and around major metropolitan areas, including expansion through acquisitions in areas in which the Company has existing systems, the Company has been able to realize economies of scale in the operation and management of its systems, and capitalize on opportunities to create and market programming of regional interest.

  Through the current and planned upgrade of its cable plant, including the utilization of fiber optic cable and associated electronics, the Company is seeking to significantly increase its analog channel capacity and add new digital channel capacity that will facilitate the development of such adjunct new businesses as information services, interactive services (including Internet access), video on demand, near video on demand, residential telephony and commercial telephony. To successfully roll out these adjunct new businesses significantly beyond the initial development phases, the Company will require additional capital from the sale of equity in the capital markets or to a strategic investor.

CABLE TELEVISION

  The cable television systems that are majority owned and managed by the Company (the "Company's cable televisions systems") served approximately 2,085,000 subscribers as of March 31, 1996 in New York, Ohio, Connecticut, New Jersey, Michigan and Massachusetts. In addition, the Company has non-majority investments in and manages cable television systems which served approximately 667,000 subscribers as of March 31, 1996 in Alabama, Arkansas, Florida, Illinois, Kansas, Kentucky, Maine, Massachusetts, Mississippi, Missouri, New Jersey, New York, North Carolina, Oklahoma, Pennsylvania and Tennessee. The Company's cable television systems have generally been characterized by relatively high revenues per subscriber ($37.28 for March 1996) and ratios of premium service units to basic subscribers (1.8:1 for March 1996). In calculating revenue per subscriber, the Company includes only recurring service revenues and excludes installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues.

  The cable television operations in the Restricted Group served approximately 1,534,000 subscribers as of March 31, 1996, primarily on Long Island, New York, in New York City, in Connecticut (principally Fairfield County), in northern New Jersey, in Westchester County, New York and in Cleveland, Ohio. See "Recent Developments--V Cable Transactions" in the Form 10-K and the May Form 8-K for a discussion of the transactions pursuant to which the Company's cable television systems in Cleveland, Ohio were contributed to Cablevision of Ohio (a part of Unrestricted Cable) on April 17, 1996. The revenue per subscriber and ratio of premium service units to basic subscribers for cable television systems in the Restricted Group for March 1996 were $38.92 and 2.1:1, respectively.

  The cable television operations in Unrestricted Cable served approximately 551,000 subscribers as of March 31, 1996 and are conducted through the Company's unrestricted subsidiaries, Cablevision of Ohio and Cablevision MFR, and through its unrestricted investments, consisting of A-R Cable, U.S. Cable, CFHI, A-R Cable Partners and Cablevision of Newark. The revenue per subscriber and ratio of premium service units to basic subscribers for the Company's unrestricted subsidiaries for March 1996 were $32.74 and 1.0:1, respectively. See "Recent Developments--Pending Warburg Transactions" in the May Form 8-K for a discussion of the Company's agreement to acquire the remaining interests in A-R Cable, A-R Cable Partners, Cablevision of Newark and CFHI (collectively, the "Warburg Companies") and "Recent Developments--V Cable Transactions" in the May Form 8-K for a discussion of the transactions pursuant to which U.S. Cable will become part of Unrestricted Cable.

  In August 1994, Cablevision MFR, a wholly-owned subsidiary of the Company, acquired substantially all of the assets of Monmouth Cablevision Associates ("Monmouth Cable") and Riverview Cablevision Associates, L.P. ("Riverview Cable"), consisting of cable television systems in New Jersey. Also in August 1994, CFHI, a corporation jointly owned by the Company and E.M. Warburg Pincus Investors, L.P., acquired substantially all of the assets of Framingham Cablevision Associates Limited Partnership ("Framingham Cable"), consisting of a cable television system in Massachusetts. Additionally, in June 1994, a partnership comprised of subsidiaries of the Company and E.M. Warburg, Pincus & Co. Inc. completed the purchase of certain assets of Nashoba Communications, a group of three limited partnerships that operate three cable television systems in Massachusetts.

  See "Recent Developments--V Cable Transactions" in the May Form 8-K and "Business--Recent Developments--V Cable Transactions" in the Form 10-K for a description of the reorganization and recapitalization of V Cable. This transaction resulted in the inclusion within the Restricted Group of V Cable's Long Island cable television systems (which served approximately 161,000 subscribers as of March 31, 1996) and the transfer of the North Coast Cable cable television systems (which served approximately 87,000 subscribers as of March 31, 1996) from the Restricted Group to Unrestricted Cable and will result in the acquisition of the 80% of U.S. Cable (which served approximately 245,000 subscribers as of March 31, 1996) not owned by the Company. U.S. Cable will be part of the Unrestricted Cable.

PROGRAMMING SERVICES

  The Company conducts its programming activities through Rainbow Programming, its wholly-owned subsidiary and member of the Unrestricted Group, and through subsidiaries of Rainbow Programming in partnership with certain unaffiliated entities, including National Broadcasting Company, Inc. ("NBC") and Liberty Media Corporation ("Liberty"). Rainbow Programming's businesses include eight regional SportsChannel services, four national entertainment services (American Movie Classics, Bravo, MuchMusic ("MM") and the Independent Film Channel ("IFC")), Rainbow News 12 (regional news services serving suburban areas surrounding New York City) and the sports services of Prime SportsChannel Networks (Prime Network and NewSport). Rainbow Programming also owns an interest in MSG Holdings. Rainbow Programming's SportsChannel services provide regional sports programming to the New York, Philadelphia, New England, Chicago, Cincinnati, Cleveland, San Francisco and Florida areas. American Movie Classics is a national program service featuring classic, unedited and non-colorized films from the 1930s through the 1970s. Bravo is a national program service offering international films and performing arts programs, including jazz, dance, classical music, opera and theatrical programs. See "Business--Programming Operations--General" in the Form 10-K. MM is a Canadian music service featuring music primarily from Canadian artists. IFC is a national program service that airs independent films made outside the traditional Hollywood system.

  In March 1995, MSG Holdings, a partnership among subsidiaries of Rainbow Programming and subsidiaries of ITT, acquired the business and assets of Madison Square Garden ("MSG") in a transaction in which MSG merged with and into MSG Holdings. MSG Holdings owns the Madison Square Garden Arena and the adjoining Theater at MSG, the New York Rangers professional hockey team, the New York Knicks professional basketball team and the Madison Square Garden Network, a sports programming network with over five million subscribers. The purchase price paid by MSG Holdings for MSG was $1,009.1 million.

  MSG Holdings funded the purchase price of the acquisition through (i) borrowings of $289.1 million under a $450 million credit agreement among MSG Holdings, various lending institutions and Chemical Bank as administrative agent, (ii) an equity contribution from Rainbow Programming of $110 million, and (iii) an equity contribution from ITT of $610 million. ITT, Rainbow Programming and the Company are parties to an agreement made as of August 15, 1994 (as amended, the "Bid Agreement") that, as amended, provides Rainbow Programming the right to acquire interests in MSG Holdings from ITT sufficient to equalize the interests of ITT and Rainbow Programming in MSG Holdings by making certain scheduled payments totalling $250 million (plus interest on any unpaid portion thereof) on specified dates up to and including March 17, 1997. Rainbow Programming may acquire all or part of such interests in MSG Holdings through (i) the payment of cash to ITT, (ii) the delivery to ITT, at the option of the Company, of common or preferred stock of the Company (together with the commitment of a nationally recognized underwriter to promptly purchase such common or preferred stock for cash), or a combination of cash and common or preferred stock (with such a commitment), or (iii) the delivery to ITT, at the option of ITT, subject to certain conditions and in lieu of payment of a limited amount of the required cash or common or preferred stock for the purchase of a portion of such interests, of certain designated programming interests of Rainbow Programming. If any scheduled payment is not made on the applicable due date, then Rainbow Programming will forfeit (a) its right to equalize the interests in MSG Holdings and (b) certain minority rights. The Company and Rainbow Programming may fund the interest payments on the unpaid portion of the $250 million amount required to equalize the interests of ITT and Rainbow Programming in MSG Holdings from available cash balances or from funds available from the Credit Agreement. Accordingly, the Company funded an approximately $29 million interest payment on March 11, 1996 and the $2.2 million and $1.8 million monthly interest payments on April 15, 1996 and May 15, 1996, respectively, from funds available under the Credit Agreement. If certain conditions are met and Rainbow Programming has forfeited its right to equalize the interests in MSG Holdings, then Rainbow Programming will also have the right to require ITT to purchase all of Rainbow Programming's interest in MSG Holdings for an amount equal to (i) the price paid by Rainbow Programming for such interest plus (ii) all interest paid by Rainbow Programming on the unpaid portion of the $250 million of scheduled payments (as described above).

  Initially MSG Holdings will be managed on a 50-50 basis by Rainbow Programming and ITT. If, as discussed above, Rainbow Programming does not equalize the interests in MSG Holdings, its management role will be effectively eliminated. Rainbow Programming also has the right to voluntarily relinquish any power to direct the management and policies of MSG Holdings. In connection with obtaining the consent of the National Hockey League (the "NHL") and the National Basketball Association (the "NBA") to the indirect transfers of the New York Rangers and the New York Knickerbockers, respectively, resulting from the merger, the Company and Rainbow Programming entered into agreements with the NHL and the NBA agreeing, among other matters, to conduct themselves in accordance with the relevant rules of each league.

ADVERTISING SERVICES

  Rainbow Advertising sells advertising time to national, regional and local advertisers on behalf of the Company's cable television systems and the SportsChannel and Rainbow News 12 Company programming services, as well as on behalf of unaffiliated cable television systems.

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the issuance of the New Depositary Shares offered hereby. In consideration for issuing the New Depositary Shares as contemplated in this Prospectus, the Company will receive in exchange a like number of shares of Old Depositary Shares with a like aggregate liquidation preference, the terms of which are identical in all material respects to the New Depositary Shares. The Old Depositary Shares surrendered in exchange for the New Depositary Shares will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Depositary Shares will not result in any change in capitalization of the Company.

  The net proceeds received by the Company from the offering of the Old Depositary Shares were $625.0 million. The Company applied approximately $570.0 million to make a capital contribution to V Cable. Such proceeds were used to repay approximately $500.0 million of indebtedness of V Cable and VC Holding, Inc. and to make a capital contribution of approximately $70.0 million to U.S. Cable. The Company applied the balance of approximately $55.0 million to repay borrowings under the Credit Agreement. The Company expects to reborrow the amount repaid under the Credit Agreement in the future for general corporate purposes. See "Management's Discussion and Analysis--Liquidity and Capital Resources" for information concerning the Company's significant expected expenditures.

                               THE EXCHANGE OFFER

GENERAL

  In connection with the sale of the Old Depositary Shares, the purchasers thereof became entitled to the benefits of certain registration rights (the "Registration Rights"). Pursuant to the agreement governing the Registration Rights (the "Registration Rights Agreement"), the Company agreed (x) within 60 days after February 15, 1996 to file a registration statement (the "Exchange Offer Registration Statement") with the Securities and Exchange Commission (the "Commission") with respect to a registered offer to exchange the Old Depositary Shares for the New Depositary Shares, which will have terms identical to the Old Depositary Shares (except that the New Depositary Shares will not contain terms with respect to transfer restrictions) and (y) to use its best efforts to cause the Exchange Offer Registration Statement to become effective within 180 days after February 15, 1996. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the New Depositary Shares in exchange for surrender of the Old Depositary Shares. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Depositary Shares. For each Old Depositary Share surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Depositary Share will receive a New Depositary Share representing Series M Preferred Stock having a liquidation preference equal to that of the Series L Preferred Stock represented by the surrendered Old Depositary Share.

  Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Depositary Shares would in general be freely transferable after the Exchange Offer without further registration under the Securities Act by holders thereof (other than a "Restricted Holder", being (i) a broker-dealer who purchases such New Depositary Shares directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Depositary Shares are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such New Depositary Shares. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives New Depositary Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Depositary Shares.

  In the event that applicable interpretations of the staff of the Commission would not permit the Company to effect the Exchange Offer or, if for any other reason the Exchange Offer was not consummated within 240 days of the issuance of the Old Depositary Shares, the Company agreed to use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Depositary Shares and to keep the Shelf Registration Statement effective until three years after the date of issuance of the Old Depositary Shares or such shorter period to terminate once all the Old Depositary Shares covered by the Shelf Registration Settlement have been sold pursuant to such Shelf Registration Statement.

  Each holder of Old Depositary Shares who wishes to exchange Old Depositary Shares for New Depositary Shares in the Exchange Offer will be required to make certain representations, including that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Old Depositary Shares acquired directly from the Company for its own account, (ii) any New Depositary Shares to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Depositary Shares. In addition, in connection with any resales of New Depositary Shares, any broker-dealer (a "Participating Broker-Dealer") who acquired Old Depositary Shares for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position in no-action letters issued to third parties that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Depositary Shares (other than a resale of an unsold allotment from the original sale of Old

Depositary Shares) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Depositary Shares. The Company also agreed that in the event that either (i) the Exchange Offer Registration Statement was not filed with the Commission on or prior to the 60th calendar day following the date of original issue of the Old Depositary Shares, or (ii) the Exchange Offer was not consummated or a Shelf Registration Statement was not declared effective on or prior to the 240th calendar day following the date of original issue of the Old Depositary Shares, the dividend rate borne by the Series L Preferred Stock would be increased by one-quarter of one percent per annum for the first 30 days following such 60-day period in the case of (i) above or the first 90 days following such 240-day period in the case of (ii) above. Such dividend rate would increase by an additional one-quarter of one percent per annum at the beginning of each subsequent 30-day period in the case (i) above, or 90-day period in the case of (ii) above, up to a maximum aggregate increase of one percent per annum. The Company agreed that upon (x) the filing of the Exchange Offer Registration Statement or (y) the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as the case may be, the dividend rate borne by the Series L Preferred Stock would be reduced to the original dividend rate. The Exchange Offer Registration Statement was filed within 60 days of the date of original issue of the Old Depositary Shares, and thus no increase in the dividend rate borne by the Series L Preferred Stock has been made under (i) above.

  In the event an exchange offer is consummated, the Company will not be required under the Registration Rights Agreement to file a Shelf Registration Statement to register any outstanding Old Depositary Shares, and the dividend rate on the Series L Preferred Stock will remain at its initial level of 11 1/8%. The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged New Depositary Shares for all outstanding Old Depositary Shares (other than Old Depositary Shares held by a Restricted Holder) pursuant to the Exchange Offer and (ii) the Company having exchanged, pursuant to the Exchange Offer, New Depositary Shares for all Old Depositary Shares that have been tendered and not withdrawn on the date that is 30 days following the commencement of such Exchange Offer. In such event, holders of Old Depositary Shares seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Depositary Shares properly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue one New Depositary Share representing Series M Preferred Stock with a liquidation preference of $100 in exchange for each issued and outstanding Old Depositary Share representing Series L Preferred Stock with a liquidation preference of $100 accepted in the Exchange Offer.

  Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Depositary Shares issued pursuant to the Exchange Offer in exchange for Old Depositary Shares may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act provided that such New Depositary Shares are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Depositary Shares. Any holder of Old Depositary Shares who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Depositary Shares could not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Depositary Shares for its own account in exchange for Old Depositary Shares, where such Old Depositary Shares were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Depositary Shares. See "Plan of Distribution".

  As of the date of this Prospectus, 6,775,730 Old Depositary Shares representing Series L Preferred Stock with an aggregate liquidation preference of $677,573,000 are issued and outstanding. In connection with the issuance of the Old Depositary Shares, the Company arranged for the Old Depositary Shares to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A.

  This Prospectus, together with the accompanying letter of transmittal (the "Letter of Transmittal"), is being sent to all registered holders as of June 4, 1996 (the "Record Date").

  The Company shall be deemed to have accepted validly tendered Old Depositary Shares when, as and if the Company has given oral or written notice thereof to The First National Bank of Boston (the "Exchange Agent"). See "Exchange Agent". The Exchange Agent will act as agent for the tendering holders of Old Depositary Shares for the purpose of receiving New Depositary Shares from the Company and delivering Depositary Receipts evidencing New Depositary Shares to such holders.

  If any tendered Old Depositary Shares are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, Depositary Receipts evidencing any such unaccepted Old Depositary Shares will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders of Old Depositary Shares who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Depositary Shares pursuant to the Exchange Offer. The Company will pay all such charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Fees and Expenses".

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean July 31, 1996 unless the Company, in its sole discretion, extends the Exchange Offer to a date not later than August 31, 1996, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The maximum period that the Exchange Offer will remain in effect shall be from the date of this Prospectus until the Expiration Date.

  In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Depositary Shares an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

  The Company reserves the right (i) to delay acceptance of any Old Depositary Shares, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Depositary Shares not previously accepted, if any of the conditions set forth herein under "Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Depositary Shares. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Depositary Shares of such amendment.

  Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

DIVIDENDS ON THE SERIES M PREFERRED STOCK

  Dividends on the Series M Preferred Stock will accumulate from the most recent dividend payment date to which dividends on the Series L Preferred Stock were paid (the "Accrual Date") and are payable quarterly in arrears on January 1, April 1, July 1 and October 1, of each year commencing on October 1, 1996, at the rate of 11 1/8% per annum out of legally available funds. Holders of Old Depositary Shares whose Old Depositary Shares are accepted for exchange will be deemed to have waived the right to receive any payment in respect of dividends on the Series L Preferred Stock accumulated from the Accrual Date until the date of the issuance of the New Depositary Shares. Consequently, holders who exchange their Old Depositary Shares for New Depositary Shares will receive the same dividend payment on the next dividend payment date after the consummation of the Exchange Offer (expected to be October 1, 1996) that they would have received had they not accepted the Exchange Offer, except that if such dividend is not paid in cash, it will be paid in shares of New Depositary Shares instead of Old Depositary Shares.

PROCEDURES FOR TENDERING

  To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Depositary Receipts evidencing Old Depositary Shares and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.
  The tender by a holder of Old Depositary Shares will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.
  Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.
  The method of delivery of Depositary Receipts evidencing Old Depositary Shares and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Depositary Receipts evidencing Old Depositary Shares should be sent to the Company.
  Only a holder of Old Depositary Shares may tender such Old Depositary Shares in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name the Old Depositary Shares are registered on the books of the Company or any other person who has obtained a properly completed stock power from the registered holder.

  Holders of Old Depositary Shares who wish to tender additional Old Depositary Shares received on April 1, 1996 and July 1, 1996 as a dividend payment with respect to the Series L Preferred Stock may do so.
  Any beneficial holder whose Old Depositary Shares are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Depositary Receipts evidencing Old Depositary Shares, either make appropriate arrangements to register ownership of the Old Depositary Shares in such holder's name or obtain a properly completed stock power from the registered holder. The transfer of record ownership may take considerable time.
  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Depositary Shares tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Depositary Shares listed therein, the Depositary Receipts evidencing such Old Depositary Shares must be endorsed or accompanied by appropriate stock powers which authorize such person to tender the Old Depositary Shares on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Depositary Receipts evidencing Old Depositary Shares.

  If the Letter of Transmittal or any Depositary Receipts evidencing Old Depositary Shares or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Depositary Shares will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Depositary Shares not properly tendered or any Old Depositary Shares the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Depositary Shares. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Depositary Shares must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Depositary Shares nor shall any of them incur any liability for failure to give such notification. Tenders of Old Depositary Shares will not be deemed to have been made until such irregularities have been cured or waived. Any Depositary Receipts evidencing Old Depositary Shares received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Depositary Shares unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Depositary Shares that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination", to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Depositary Shares in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Depositary Shares and (i) whose Old Depositary Shares are not immediately available, or (ii) who cannot deliver their Depositary Receipts evidencing Old Depositary Shares, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Depositary Shares, the number or numbers of Depositary Receipts evidencing such Old Depositary Shares and the number of Old Depositary Shares tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the Depositary Receipts evidencing the Old Depositary Shares to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with Depositary Receipts evidencing all tendered Old Depositary Shares in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Depositary Shares may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange.

  To withdraw a tender of Old Depositary Shares in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Depositary Shares to be withdrawn (the "Depositor"), (ii) identify the Old Depositary Shares to be withdrawn (including the Depositary Receipt number or numbers and number of Old Depositary Shares), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Depositary Shares were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Depositary Shares to register the transfer of such Old Depositary Shares into the name of the Depositor withdrawing the tender, and
(iv) specify the name in which any such Old Depositary Shares are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Depositary Shares so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Depositary Shares will be issued with respect thereto unless the Old Depositary Shares so withdrawn are validly retendered. Any Old Depositary Shares which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Depositary Shares may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Depositary Shares for, any Old Depositary Shares not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Depositary Shares if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer, (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer, or (iii) the Company reasonably deems it advisable to terminate the Exchange Offer.

  If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Depositary Shares and return any Depositary Receipts evidencing Old Depositary Shares that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Depositary Shares tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Depositary Shares to withdraw their tendered Old Depositary Shares, (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Depositary Shares that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Depositary Shares, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Depositary Shares, if the Exchange Offer would otherwise expire during such period. See "Description of New Depositary Shares, Series M Preferred Stock and Exchange Debentures--Registration Rights Agreement".

EXCHANGE AGENT

  The First National Bank of Boston has been appointed as Exchange Agent for the Exchange Offer.

FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone.

  The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Depositary Shares and in handling or forwarding tenders for exchange.

  The expenses to be incurred by the Company and the Exchange Agent in connection with the Exchange Offer, including the fees of the Exchange Agent and accounting and legal fees, will be paid by the Company.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Depositary Shares pursuant to the Exchange Offer. If, however, Depositary Receipts evidencing New Depositary Shares or Old Depositary Shares not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Depositary Shares tendered, or if tendered Old Depositary Shares are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Depositary Shares pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer as the expenses of the Exchange Offer will be charged to paid-in capital.

                                 CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company and its consolidated subsidiaries at March 31, 1996 and as adjusted to reflect the pro forma consolidated capitalization of the Company and its consolidated subsidiaries at March 31, 1996, adjusted to give effect to (i) the transactions described under "Recent Developments--V Cable Transactions" in the Form 10-K and the May Form 8-K (the "V Cable Transactions"), (ii) the Pending Warburg Transactions described in the May Form 8-K, (iii) the cancellation of treasury shares and (iv) the issuance of $150,000,000 of the Company's 9 7/8% Senior Subordinated Notes due 2006 and $250,000,000 of the Company's 10 1/2% Senior Subordinated Debentures due 2016 on May 21, 1996, and the application of the estimated net proceeds to the Company from such offerings. See "Recent Developments" in the Form 10-K and the May Form 8-K, "Use of Proceeds" and "Condensed Pro Forma Consolidated Financial Information" in the May Form 8-K.

                                                    AS OF MARCH 31, 1996
                                                    ----------------------
                                                    HISTORICAL   PRO FORMA
                                                    ----------  ----------
                                                     (DOLLARS IN THOUSANDS)
LONG-TERM DEBT:
  Restricted Group:
   Bank indebtedness(1)............................ $  591,743  $  560,101
   10 3/4% Senior Subordinated Debentures due
    2004...........................................    275,000     275,000
   9 1/4% Senior Subordinated Notes due 2005.......    300,000     300,000
   9 7/8% Senior Subordinated Notes due 2006.......        --      149,385
   9 7/8% Senior Subordinated Debentures due 2013..    198,946     198,946
   10 1/2% Senior Subordinated Debentures due
    2016...........................................        --      250,000
   9 7/8% Senior Subordinated Debentures due 2023..    149,681     149,681
   Subordinated notes(2)...........................    141,268     151,000
   Obligation to related party(3)..................    188,713     188,713
   Capitalized lease obligations...................      9,286       9,286
                                                    ----------  ----------
     Total.........................................  1,854,637   2,232,112
                                                    ----------  ----------
  V Cable:
   Senior debt.....................................    414,660         --
                                                    ----------  ----------
  Cablevision of Ohio:
   Bank debt.......................................        --      288,600
                                                    ----------  ----------
  MFR:
   Senior bank debt................................    193,500     193,500
                                                    ----------  ----------
  Other Unrestricted Subsidiaries:
   Bank debt.......................................    233,783     450,453
   Senior Indebtedness.............................        --      413,200
                                                    ----------  ----------
     Total.........................................    233,783     863,653
                                                    ----------  ----------
       Total long-term debt........................  2,696,580   3,577,865
                                                    ----------  ----------
Series G Redeemable Exchangeable Preferred Stock...    265,336     265,336
                                                    ----------  ----------
Series L Redeemable Exchangeable Preferred Stock...    659,238     659,238
                                                    ----------  ----------
STOCKHOLDERS' DEFICIENCY:
  Series C/D Cumulative Preferred Stock:
   Authorized--225,000 shares
   Outstanding--110,622 shares.....................          1           1
  Series I Cumulative Convertible Exchangeable
   Preferred Stock.................................         14          14
  Class A Common Stock:
   Authorized--50,000,000 shares
   Outstanding--14,341,169 shares historical and
    13,249,616 pro forma...........................        143         132
  Class B Common Stock:
   Authorized--20,000,000 shares
   Outstanding--11,572,709 shares..................        116         116
  Paid-in capital..................................    225,354     272,712
  Accumulated deficit.............................. (2,180,129) (2,206,005)
                                                    ----------  ----------
                                                    (1,954,501) (1,933,030)
  Treasury stock (1,091,553 shares historical and 0
   shares pro forma)...............................    (60,392)        --
                                                    ----------  ----------
     Total stockholders' deficiency................ (2,014,893) (1,933,030)
                                                    ----------  ----------
       Total capitalization........................ $1,606,261  $2,569,409
                                                    ==========  ==========

                                                   (footnotes on following page)

FOOTNOTES:

(1) See "Management's Discussion and Analysis--Liquidity and Capital Resources" and the Consolidated Financial Statements for a description of the bank indebtedness. These amounts do not include approximately $17.2 million reserved under the Company's bank credit agreements for certain letters of credit issued on behalf of the Company. The Company and its New Jersey subsidiary are jointly and severally liable under the New Jersey subsidiary credit agreement.
(2) Represents Cablevision MFR, Inc. seller notes in the amount of $141.3 million for Monmouth Cable and Riverview Cable and $9.7 million for Framingham Cable (after giving effect to the Pending Warburg Transactions). These amounts are guaranteed by the Restricted Group.
(3) Obligation of NYC LP Corp., a wholly-owned Unrestricted Group subsidiary, relating to the acquisition of Cablevision of NYC, which obligation has been guaranteed by the Company. NYC LP Corp.'s obligation under such guarantee may be paid in cash or, at the Company's option, shares of the Company's Common Stock. Under the Credit Agreement, the Company is currently prohibited from paying all but $40.0 million of this obligation in cash and, accordingly, without the consent of the Company's bank lenders, would be required to pay it in shares of the Company's Common Stock.
(4) Represents the cancellation of 1,091,553 shares of treasury stock of which 1,041,553 shares were issued to a wholly-owned subsidiary of the Company in connection with the Company's acquisition of Cablevision of Boston.

                          DESCRIPTION OF CAPITAL STOCK

  The Company is authorized to issue 80,000,000 shares of capital stock, of which 50,000,000 shares are Class A Common Stock, par value $.01 per share, 20,000,000 shares are Class B Common Stock, par value $.01 per share, and 10,000,000 shares are preferred stock, par value $.01 per share, of which the Series M Preferred Stock offered hereby will be a series.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

  Voting. Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share. All actions submitted to a vote of stockholders are voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except for the election of directors and as otherwise set forth below. With respect to the election of directors, holders of Class A Common Stock vote as a separate class and are entitled to elect 25% of the total number of directors constituting the whole Board of Directors (the "Class A Directors") and, if such 25% is not a whole number, then the holders of Class A Common Stock are entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors. Holders of Class B Common Stock, voting as a separate class, are entitled to elect the remaining directors. If, however, on the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Class A Common Stock is less than 10% of the total number of outstanding shares of both classes of Common Stock, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class with respect to the election of directors and the holders of Class A Common Stock will not have the right to elect 25% of the total number of directors but will have one vote per share for all directors and holders of Class B Common Stock will have ten votes per share for all directors. If, on the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Class B Common Stock is less than 12 1/2% of the total number of outstanding shares of both classes of Common Stock, then the holders of Class A Common Stock, voting as a separate class, would continue to elect a number of Class A Directors equal to 25% of the total number of directors constituting the whole Board of Directors and, in addition, would vote together with the holders of Class B Common Stock to elect the remaining directors to be elected at such meeting, with the holders of Class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to ten votes per share.

  In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Class B Common Stock, voting separately as a class, is required for the authorization or issuance of any additional shares of Class B Common Stock and for any amendment, alteration or repeal of any provisions of the Company's Certificate of Incorporation which would affect adversely the powers, preferences or rights of the Class B Common Stock. The Company's Certificate of Incorporation does not provide for cumulative voting.

  Conversion. The Class A Common Stock has no conversion rights. The Class B Common Stock is convertible into Class A Common Stock in whole or in part at any time and from time to time on the basis of one share of Class A Common Stock for each share of Class B Common Stock.

  Dividends. Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends equally on a per share basis if and when such dividends are declared by the Board of Directors from funds legally available therefor. No dividend may be declared or paid in cash or property on shares of either Class A Common Stock or Class B Common Stock unless the same dividend is paid simultaneously on each share of the other class of common stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as holders of Class B Common Stock receive (payable in shares of Class B Common Stock). The Company's Certificate of Incorporation provides that the distribution of shares of capital stock of any subsidiary to common stockholders may differ to the extent that the common stock differs as to voting rights and rights in connection with certain dividends.

  Liquidation. Holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of liquidation.

  Other Terms. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner. In any merger, consolidation or business combination the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by holders of the other class of Common Stock, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights only to the extent that voting rights now differ between Class A Common Stock and Class B Common Stock.

  Restrictions on Ownership. Transfer of shares of Class A Common Stock or Class B Common Stock which could result in a change of control of the Company may require the approval of state agencies or local franchising authorities in certain states in which the Company operates.

  Transfer Agent. The Company's transfer agent and registrar for the Class A Common Stock is Chemical Mellon Shareholder Services, L.L.C.

  No Preemptive Rights. The shares of common stock have no preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

PREFERRED STOCK

  The following description of the terms of the Company's preferred stock sets forth certain general terms and provisions of the preferred stock. The description set forth below is subject to and qualified in its entirety by reference to the certificate of designations establishing a particular series of preferred stock.

  General. Under the Certificate of Incorporation, the Board of Directors of the Company is authorized, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series. Subject to limitations imposed by law or the Company's Certificate of Incorporation, the Board of Directors is empowered to determine (a) the maximum number of shares to constitute the series and the distinctive designation thereof; (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; (c) the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative; (d) whether the shares of such series shall be subject to redemption by the Company, and, if made subject to redemption, the times, prices and other terms and conditions of such redemption; (e) the rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the Company; (f) whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof; (g) whether or not the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same; (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the Class A Common Stock, the Class B Common Stock or any other class or classes of stock of the Company ranking junior to the shares of such series either as to dividends or upon liquidation; (i) the conditions or restrictions, if any, upon the creation or indebtedness of the Company or upon the issue or any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets on liquidation, dissolution or winding up; (j) whether fractional interests in shares of the series will be offered in the form of depositary shares; and (k) any other preference and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

 Designated Preferred Stock.

  General. The authorized preferred stock of the Company consists of (i) 200,000 shares of Series B Cumulative Preferred Stock, $.01 par value and $100 liquidation value per share (the "Series B Preferred Stock"), none of which are outstanding, (ii) 112,500 shares of 8% Series C Cumulative Preferred Stock, $.01 par value and $100 liquidation value per share (the "Series C Preferred Stock"), of which 110,622 shares were outstanding at December 31, 1995, (iii) 112,500 shares of 8% Series D Cumulative Preferred Stock, $.01 par value and $100 liquidation value per share, none of which are outstanding (the "Series D Preferred Stock"), (iv) 1,750,000 shares of 11 3/4% Series G Redeemable Exchangeable Preferred Stock, $.01 par value and $100 liquidation preference per share, none of which are outstanding, (v) 4,500,000 shares of Series H Preferred Stock, 2,653,354 shares of which were issued on May 21, 1996 and are outstanding, (vi) 1,380,000 shares of 8 1/2% Series I Cumulative Convertible Exchangeable Preferred Stock, $.01 par value and $250 liquidation value per share (the "Series I Preferred Stock"), 1,380,000 shares of which are outstanding and represented by 13,800,000 depositary shares, and (vii) 115,000 shares of 11 1/8% Series L Redeemable Exchangeable Preferred Stock, $.01 par value and $10,000 liquidation value per share (the "Series L Preferred Stock"), 65,000 shares of which were issued on February 15, 1996 and are outstanding and are represented by 6,500,000 depositary shares and 923.79 shares of which were issued on April 1, 1996 and are outstanding and are represented by 92,379 depositary shares (the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and Series L Preferred Stock are hereinafter sometimes collectively referred to as the "Authorized Preferred Stock"). The Series A Preferred Stock, $.01 par value, was cancelled by the Board of Directors on February 2, 1988. The Company does not expect to issue any Series B Preferred Stock. The Series D Preferred Stock is issuable upon conversion of the Series C Preferred Stock. On May 21, 1996, the Board of Directors cancelled 100,000 shares of Series E Redeemable Exchangeable Convertible Preferred Stock, 100,000 shares of Series F Redeemable Preferred Stock and 2,750,000 shares of 11 3/4% Series G Redeemable Exchangeable Preferred Stock (not included in the authorized Series G Preferred Stock referred to above). The Company anticipates that it will, prior to the consummation of the Exchange Offer, file a certificate of cancellation with respect to all of the authorized shares of Series G Preferred Stock with the Delaware Secretary of State. The right to dividends on shares of the Authorized Preferred Stock are cumulative.

  Series B, Series C and Series D Preferred Stock. The holders of such Series B Preferred Stock are entitled, when declared by the Board of Directors, to dividends at the time legally available at the annual rate of $12.00 per share prior and in preference to any declaration of payment of any dividend on the common stock of the Company. The holders of Series C Preferred Stock and Series D Preferred Stock are entitled, when declared by the Board of Directors, to dividends out of legally available funds at the annual rate of $8.00 per share prior and in preference to any declaration of payment of any dividend on the common stock of the Company.

  At any time and from time to time commencing on December 31, 1997, the holders of Series C Preferred Stock and Series D Preferred Stock may require the Company to redeem, upon 30 days' notice to the Company, any or all of the shares of Series C Preferred Stock and Series D Preferred Stock then outstanding at a price equal to the lesser of (i) $100 per share or (ii) the present value of $100, discounted from December 31, 2007 to the date of such redemption, plus, in each case, all dividends (whether or not earned or declared) accrued and unpaid on the shares of Series C Preferred Stock and Series D Preferred Stock to the date fixed for redemption (the "Series C Preferred Stock and Series D Preferred Stock Redemption

Price"). The Company may, at its option, upon notice to the holders requesting redemption within 20 days of such holders' notice to the Company, convert all or part of such shares of Series C Preferred Stock into Class B Common Stock and all or part of such shares of Series D Preferred Stock into Class A Common Stock. The Company at its option may, but shall not be required to, redeem, at any time and from time to time after December 31, 1997 on not less than 30 days' nor more than 60 days' prior notice, any or all of the shares of Series C Preferred Stock and Series D Preferred Stock then outstanding at the Series C Preferred Stock and Series D Preferred Stock Redemption Price.

  If the Company elects to convert any shares of Series C Preferred Stock or Series D Preferred Stock after a demand for redemption by such holders, the number of shares to be issued by the Company shall be calculated by dividing the applicable Series C Preferred Stock and Series D Preferred Stock Redemption Price by the average of the market price of a share of Class A Common Stock for the 30 trading days preceding the date on which a holder gives notice of its election to convert such shares. Holders of Series C Preferred Stock and Series D Preferred Stock have no voting rights except as to which they may be entitled under the laws of the State of Delaware.

  In the event of any liquidation, dissolution or winding up the Company, the holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled to receive a preferential amount equal to $100 for each share of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held plus all dividends (whether or not earned or declared) accumulated and unpaid on such shares of Authorized Preferred Stock to the date of final distribution in preference to any such distribution to the holders of the common stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are not paid in full , the holders of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and any other preferred stock on parity therewith will share equally and ratably in any distribution of the assets of the Company in proportion to the full liquidation preference to which each is entitled. Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Company nor the consolidation or merger of the Company with one or more corporations shall be deemed a liquidation, dissolution or winding up of the Company.

  Series H Preferred Stock. The Series H Preferred Stock, with respect to dividends and distributions upon the liquidation, winding-up and dissolution of the Company, ranks (i) senior to all classes of Common Stock and each other class of capital stock or series of preferred stock established by the Board of Directors (except as set forth below) which does not expressly provide that it ranks senior to the Series H Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Series H Junior Stock"); (ii) on a parity with the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series G Preferred Stock, Series I Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and any other class of capital stock or series of preferred stock issued by the Company established after the initial issuance of the Series H Preferred Stock by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series H Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Series H Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by the Company established after the initial issuance of the Series H Preferred Stock by the Board of Directors, the terms of which specifically provide that such class or series will rank senior to the Series H Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Series H Senior Securities").

  No full dividends may be declared or paid or funds set apart for the payment of dividends on any Series H Parity Securities for any period unless full cumulative dividends shall have been paid or set apart for such payment on the Series H Preferred Stock. If full dividends are not so paid, the Series H Preferred Stock shall share dividends pro rata with the Series H Parity Securities. Subject to certain exceptions set forth in the certificate of designations for the Series H Preferred Stock, no dividends may be paid or set apart for such payment on Series H Junior Stock (except dividends on Series H Junior Stock in additional shares of Series H Junior Stock), and no Series H Junior Stock may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full dividends have not been paid on the Series H Preferred Stock.

  The Company may redeem the Series H Preferred Stock at any time after October 1, 2002, in whole or in part, at certain redemption prices. In addition, the Company may redeem shares of Series H Preferred Stock at any time before October 1, 1998 at a redemption price per share equal to the liquidation preference of $100, plus accumulated and unpaid dividends plus a premium of $10 per share, out of the net proceeds of the sale of Series H Junior Stock to a Strategic Equity Investor (as defined in the certificate of designations for the Series H Preferred Stock) or a public offering of Class A Common Stock. Furthermore, the Company may, at its option, prior to October 1, 2002, redeem the Series H Preferred Stock at any time within 180 days, at certain redemption prices, after a Change in Control (as defined in the certificate of designations for the Series H Preferred Stock). On October 1, 2007, the Company will be required to redeem all outstanding shares of Series H Preferred Stock out of funds legally available.

  The Company may, at its option, on any scheduled dividend payment date, exchange the Series H Preferred Stock for the Company's 11 3/4% Senior Subordinated Debentures due 2007.

  In the event of any liquidation, winding-up or dissolution of the Company, holders of Series H Preferred Stock will be entitled to receive a preferential amount equal to $100 per share, plus all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up of the Company (including an amount equal to a prorated dividend from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on the Series H Junior Stock. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series H Preferred Stock and all other Series H Parity Securities are not paid in full, the holders of the Series H Preferred Stock and the Series H Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference to which each is entitled. After payment of the full amount of the liquidation preferences to which they are entitled, the holders of shares of Series H Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Company nor the consolidation or merger of the Company with one or more corporations shall be deemed a liquidation, dissolution or winding up of the Company.

  Holders of the Series H Preferred Stock will have no voting rights with respect to general corporate matters except as provided by law or as set forth in the certificate of designations therefor. The certificate of designations for the Series H Preferred Stock provides that if (a) dividends on the Series H Preferred Stock are in arrears and unpaid (and if after October 1, 2000, such dividends are not paid in cash) for six quarterly periods (whether or not consecutive), or (b) the Company fails to discharge its redemption obligation to redeem the Series H Preferred Stock on October 1, 2007, the number of directors constituting the Board of Directors will be adjusted to permit the holders of the majority of the then outstanding Series H Preferred Stock, voting as a class, to elect a director. Such voting rights will continue until such time as all dividends in arrears on the Series H Preferred Stock are paid in full (and in the case of dividends payable after October 1, 2000, paid in cash) and any failure, breach or default referred to in clause (b) is remedied, at which time the term of the directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (a) and
(b) above is referred to herein as a "Series H Voting Rights Triggering Event".

  The certificate of designations for the Series H Preferred Stock also provides that the Company will not authorize any class of Series H Senior Securities without the affirmative vote or consent of holders of at least a majority of the shares of Series H Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class. The Company may not amend the certificate of designations for the Series H

Preferred Stock so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Series H Preferred Stock, or authorize the issuance of any additional shares of Series H Preferred Stock, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series H Preferred Stock, voting or consenting, as the case may be, as one class.

  Without the affirmative vote or consent of a majority of the issued and outstanding shares of Series H Preferred Stock, the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless: (a) the entity formed by such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (b) the Series H Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting corporation, having in respect of such successor, transferee or resulting corporation the same powers, preferences and relative participating, optional or special rights, and the qualifications, limitations or restrictions thereon, that the Series H Preferred Stock had immediately prior to such transactions; and (c) immediately after giving effect to such transaction, no Series H Voting Rights Triggering Event shall have occurred and be continuing. Notwithstanding the foregoing, the Company may consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person if the Company makes adequate provision (i) prior to October 1, 2002, to redeem the Series H Preferred Stock after a Change in Control (as defined in the certificate of designations for the Series H Preferred Stock) or (ii) on or after October 1, 2002, to redeem the Series H Preferred Stock at the applicable redemption price set forth in the certificate of designations therefor.

  Series I Preferred Stock. The Series I Preferred Stock, with respect to dividends and distributions upon the liquidation, winding-up and dissolution of the Company, ranks (i) senior to all classes of Common Stock and each other class of capital stock or series of preferred stock established by the Board of Directors after the issuance of the Series I Preferred Stock which does not expressly provide that it ranks senior to or on a parity with the Series I Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Series I Junior Stock"); (ii) on a parity with the Company's Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock (which may be issued in exchange for shares of the Series C Preferred Stock), Series G Preferred Stock, Series H Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and any other class of capital stock or series of preferred stock established by the Board of Directors after the initial issuance of the Series I Preferred Stock, the terms of which expressly provide that such class or series will rank on a parity with the Series I Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Series I Parity Stock"); and (iii) junior to each class of capital stock or series of preferred stock established by the Board of Directors after the initial issuance of the Series I Preferred Stock, the terms of which specifically provide that such class or series will rank senior to the Series I Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Series I Senior Stock").

  Holders of the Series I Preferred Stock are entitled, when declared by the Board of Directors, out of funds legally available therefor, to receive cumulative cash dividends on each outstanding share of the Series I Preferred Stock, at the annual rate of 8 1/2% or $21.25 per share of Series I Preferred Stock (equivalent to $2.125 per annum per depositary share). Dividends on the Series I Preferred Stock are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year. Dividends will be payable to the holder of record on the respective record date as may be fixed by the Board of Directors in advance of each dividend. The right to dividends on the Series I Preferred Stock will be cumulative (whether or not earned or declared) from the date of issuance of the Series I Preferred Stock. If any dividend (or portion thereof) payable on any dividend payment date is not paid in full on the dividend payment date therefor, the amount of such dividend that is payable and that is not paid on such date will increase at the rate of 8 1/2% per annum per share of Series I Preferred Stock from such dividend payment date until paid in full.

  No full dividends may be declared or paid or funds set apart for the payment of dividends on any Series I Parity Stock for any period unless full cumulative dividends shall have been paid or set apart for such payment on the Series I Preferred Stock. If the funds available for the payment of dividends are insufficient to pay in full the dividends payable on all outstanding shares of Series I Preferred Stock and any series of Series I Parity Stock, the total available funds to be paid in partial dividends shall be divided among the Series I Preferred Stock and such other series pro rata in proportion to the aggregate amount of dividends accrued and unpaid with respect to such Series I Preferred Stock and such other series. Subject to various exceptions set forth in the certificate of designations for the Series I Preferred Stock, no dividends may be paid or set apart for such payment on Series I Junior Stock (except dividends on Series I Junior Stock in additional shares of Series I Junior Stock), and no Series I Junior Stock, or any warrants, rights, calls or options exercisable for or convertible into any Series I Junior Stock, may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full dividends have not been paid on the Series I Preferred Stock. After dividends on the Series I Preferred Stock for all past and current quarterly dividend periods have been paid in full, the Series I Preferred Stock will not be entitled to participate in any further distributions by the Company.

  On or after January 1, 1998, the Company may, at its option, on any scheduled dividend payment date, exchange the Series I Preferred Stock, in whole but not in part, for the Company's 8 1/2% Convertible Subordinated Debentures due 2007 (the "Series I Exchange Debentures").

  The Company at its option may redeem the Series I Preferred Stock (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time after November 1, 1999, in whole or in part, at certain redemption prices.

  Each share of Series I Preferred Stock is convertible into shares of Class A Common Stock at the option of the holder at a conversion rate equal to $250.00 (the original liquidation preference of the shares of Series I Preferred Stock), divided by the conversion price, except that, if shares of Series I Preferred Stock are called for redemption or the Company elects to issue Series I Exchange Debentures in exchange for the Series I Preferred Stock, the conversion right will terminate at the close of business five business days prior to the date fixed for redemption or exchange. The initial conversion price is $67.44 per share. The conversion price is subject to adjustment (under formulas set forth in the certificate of designations for the Series I Preferred Stock) in certain events, including (a) the issuance of Class A Common Stock as a dividend or distribution on any class of the capital stock of the Company; (b) subdivisions, reclassifications and combinations of the Class A Common Stock; (c) the issuance to all holders of Class A Common Stock of certain rights or warrants entitling them to subscribe for or purchase Class A Common Stock at less than the current market price (as defined in the certificate of designations for the Series I Preferred Stock); and (d) certain distributions to all holders of Class A Common Stock of capital stock or evidences of indebtedness of the Company or cash or other assets of the Company.

  In case of (i) any consolidation of the Company with, or merger of the Company into, any other entity, (ii) any merger of another entity into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Class A Common Stock of the Company), or (iii) any sale or transfer of all or substantially all of the assets of the Company, subject to certain exceptions set forth in the certificate of designations for the Series I Preferred Stock, each holder of a share of Series I Preferred Stock then outstanding shall have the right thereafter to convert their shares of Series I Preferred Stock only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Class A Common Stock of the Company into which such share of Series I Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or transfer.

  The Series I Preferred Stock has a special conversion right that becomes effective upon the occurrence of certain types of significant transactions affecting ownership or control of the Company or the market for the Class A Common Stock. In the event of any liquidation, dissolution or winding-up of the Company, after payment or processing for payment of the debts and other liabilities of the Company and of liquidation preferences in respect of any Series I Senior Stock, holders of Series I Preferred Stock will be entitled to receive out of the remaining net assets of the Company, if any, a preferential amount equal to $250.00 per share (equivalent to $25.00 per depositary share), plus all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up of the Company (including an amount equal to a prorated dividend from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Series I Junior Stock, including, without limitation, on any Common Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series I Preferred Stock and all other Series I Parity Stock are not paid in full, the holders of the Series I Preferred Stock and the Series I Parity Stock will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference to which each is entitled. After payment of the full amount of the liquidation preferences to which they are entitled, the holders of shares of Series I Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the Company.

  Holders of the Series I Preferred Stock will have no voting rights with respect to general corporate matters except as provided by law or as set forth in the certificate of designations. The certificate of designations provides that if dividends on the Series I Preferred Stock are in arrears and unpaid for six quarterly periods (whether or not consecutive), then the number of directors constituting the Board of Directors will be adjusted to permit the holders of the majority of the then outstanding Series I Preferred Stock, voting as a class, to elect one director and a second director if the right to elect a second director is required by the American Stock Exchange or any other national securities exchange on which the Company elects to list the Class A Common Stock or by the requirements of the Nasdaq National Market System if the Company elects to have the Class A Common Stock traded thereon. Such voting rights will continue until such time as all dividends in arrears on the Series I Preferred Stock are paid in full, at which time the term of the directors elected pursuant to the provisions of this paragraph shall terminate. Such event described above is referred to herein as a "Series I Voting Rights Triggering Event".

  Any vacancy occurring in the office of the director elected by holders of the Series I Preferred Stock may be filled by the remaining director, if any, or otherwise by the departing director unless and until such vacancy shall be filled by such holders.

  The certificate of designations also provides that the Company will not authorize any class of Series I Senior Stock without the affirmative vote or consent of holders of at least 66 2/3% of the shares of Series I Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class. The certificate of designations also provides that the Company may not amend the certificate of designations so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Series I Preferred Stock, or authorize the issuance of any additional shares of Series I Preferred Stock, without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series I Preferred Stock, voting or consenting, as the case may be, as one class. The holders of at least 66 2/3% of the outstanding shares of Series I Preferred Stock, voting or consenting, as the case may be, as one class, may also waive compliance with any provision of the certificate of designations. The certificate of designations also provides that (a) the creation, authorization, existence or issuance of any shares of Series I Parity Stock or Series I Junior Stock or (b) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of Series I Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of Series I Preferred Stock.

  Without the affirmative vote or consent of the holders of a majority of the issued and outstanding shares of Series I Preferred Stock, the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless: (a) the entity formed by such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "resulting entity") shall be a corporation organized or existing under the laws of the United States or any State thereof or the District of Columbia; (b) the Series I Preferred Stock shall remain unchanged or be converted into or exchanged for and shall become shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative participating, optional or other special rights, and the same (or more favorable) qualifications, limitations or restrictions thereon, that the Series I Preferred Stock had immediately prior to such transaction (provided that (i) if, in accordance with the certificate of designations for the Series I Preferred Stock, the Series I Preferred Stock shall become convertible into a different amount or type of securities, cash or other property, such change shall not be deemed to be a change in the powers, preferences and relative participating, optional or other special rights of the Series I Preferred Stock and (ii) the fact that the resulting entity has authorized or outstanding any securities other than Series I Senior Stock, shall not be deemed to be a change in the powers, preferences and relative participating, optional or other special rights of the Series I Preferred Stock); and (c) immediately after giving effect to such transaction, no Series I Voting Rights Triggering Event shall have occurred or be continuing; provided, however, that the foregoing shall not be applicable to a transaction or event that constitutes a Change of Control (as defined in the certificate of designations for the Series I Preferred Stock).

  Series L Preferred Stock and Series M Preferred Stock. The Series L Preferred Stock, with respect to dividends and distributions upon the liquidation, winding-up and dissolution of the Company, ranks (i) senior to all classes of Common Stock and each other class of capital stock or series of preferred stock established by the Board of Directors (except as set forth below) which does not expressly provide that it ranks senior to the Series L Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Series L Junior Stock"); (ii) on a parity with the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series M Preferred Stock and any other class of capital stock or series of preferred stock issued by the Company established after the initial issuance of the Series L Preferred Stock by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series L Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Series L Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by the Company established after the initial issuance of Series L Preferred Stock by the Board of Directors, the terms of which specifically provide that such class or series will rank senior to the Series L Preferred Stock as to dividends and distributions upon the liquidation, winding-up or dissolution of the Company (collectively referred to as "Series L Senior Securities").

  No full dividends may be declared or paid or funds set apart for the payment of dividends on any Series L Parity Securities for any period unless full cumulative dividends shall have been paid or set apart for such payment on the Series L Preferred Stock. If full dividends are not so paid, the Series L Preferred Stock shall share dividends pro rata with the Series L Parity Securities. Subject to certain exceptions set forth in the certificate of designations for the Series L Preferred Stock, no dividends may be paid or set apart for such payment on Series L Junior Stock (except dividends on Series L Junior Stock in additional shares of Series L Junior Stock), and no Series L Junior Stock may be repurchased, redeemed or otherwise retired nor may funds by set apart for payment with respect thereto, if full dividends have not been paid on the Series L Preferred Stock.

  The Company may redeem the Series L Preferred Stock at any time after April 1, 2003, in whole or in part, at certain redemption prices. In addition, the Company may redeem shares of Series L Preferred Stock at any time before April 1, 1999 at a redemption price per share equal to the liquidation preference of $10,000, plus accumulated and unpaid dividends plus a premium of $1,000 per share, out of the net proceeds of the sale of Series L Junior Stock to a Strategic Equity Investor (as defined in the certificate of designations for the Series L Preferred Stock) or a public offering of Class A Common Stock. Furthermore, the Company may, at its option, prior to April 1, 2003, redeem the Series L Preferred Stock at any time within 180 days, at certain redemption prices, after a Change of Control (as defined in the certificate of designations for the Series L Preferred Stock). On April 1, 2008, the Company will be required to redeem all outstanding shares of Series L Preferred Stock out of funds legally available therefrom.

  The Company may, at its option, on any scheduled dividend payment date, exchange the Series L Preferred Stock for the Company's 11 1/8% Senior Subordinated Debentures due 2008.

  In the event of any liquidation, winding-up or dissolution of the Company, holders of Series L Preferred Stock will be entitled to receive a preferential amount equal to $10,000 per share, plus all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up of the Company (including an amount equal to a prorated dividend from the last dividend payment date to the date fixed for liquidation, dissolution or winding
up), before any distribution is made on the Series L Junior Stock. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series L Preferred Stock and all other Series L Parity Securities are not paid in full, the holders of the Series L Preferred Stock and the Series L Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference to which each is entitled. After payment of the full amount of the liquidation preferences to which they are entitled, the holders of shares of Series L Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Company nor the consolidation or merger of the Company with one or more corporations shall be deemed a liquidation, dissolution or winding-up of the Company.

  Holders of the Series L Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the certificate of designations therefor. The certificate of designations for the Series L Preferred Stock provides that (a) dividends on the Series L Preferred Stock are in arrears and unpaid (and if after April 1, 2001, such dividends are not paid in cash) for six quarterly periods (whether or not consecutive), or
(b) the Company fails to discharge its redemption obligation to redeem the Series L Preferred Stock on April 1, 2008, the number of directors constituting the Board of Directors will be adjusted to permit the holders of a majority of the then outstanding Series L Preferred Stock and the Series M Preferred Stock, voting or consenting, as the case may be, separately as a single class, to elect a director. Such voting rights will continue until such time as all dividends in arrears on the Series L Preferred Stock are paid in full (and in the case of dividends payable after April 1, 2001, paid in cash) and any failure, breach or default referred to in clause (b) is remedied, at which time the term of the directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (a) and (b) above is referred to herein as a "Series L Voting Rights Triggering Event".

  The certificate of designations for the Series L Preferred Stock also provides that the Company will not authorize any class of Series L Senior Securities without the affirmative vote or consent of holders of at least a majority of the shares of Series L Preferred Stock and Series M Preferred Stock then outstanding, voting or consenting, as the case may be, separately as a single class. The Company may not amend the certificate of designations for the Series L Preferred Stock so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Series L Preferred Stock, or authorize the issuance of any additional shares of Series L Preferred Stock, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series L Preferred Stock and Series M Preferred Stock, voting or consenting, as the case may be, separately as a single class.

  Without the affirmative vote or consent of a majority of the issued and outstanding shares of Series L Preferred Stock and Series M Preferred Stock, voting or consenting, as the case may be, separately as a single class, the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless: (a) the entity formed by such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;
(b) the Series L Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting corporation, having in respect of such successor, transferee or resulting corporation the same powers, preferences and relative participating, optional or special rights, and the qualifications, limitations or restrictions thereon, that the Series L Preferred Stock had immediately prior to such transactions; and (c) immediately after giving effect to such transaction, no Series L Voting Rights Triggering Event shall have occurred and be continuing. Notwithstanding the foregoing, the Company may consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person if the Company makes adequate provision (i) prior to April 1, 2003, to redeem the Series L Preferred Stock after a Change of Control (as defined in the certificate of designations for the Series L Preferred Stock) or (ii) on or after April 1, 2003, to redeem the Series L Preferred Stock at the applicable redemption price set forth in the certificate of designations therefor.

  The Series M Preferred Stock will be on a parity with the Series L Preferred Stock and will have the same terms in all material respects as the Series L Preferred Stock, except that the Series M Preferred Stock will not contain terms restricting the transfer thereof.

                    DESCRIPTION OF NEW DEPOSITARY SHARES,
               SERIES M PREFERRED STOCK AND EXCHANGE DEBENTURES

NEW DEPOSITARY SHARES

  The following summary description of the New Depositary Shares offered hereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Deposit Agreement referred to below.

 GENERAL

  Each New Depositary Share represents a one one-hundredth interest in a share of Series M Preferred Stock. The shares of Series M Preferred Stock underlying the New Depositary Shares will be deposited with The First National Bank of Boston, as Depositary (the "Depositary"), under a Deposit Agreement (the "Deposit Agreement"), among the Company, the Depositary and all holders from time to time of depositary receipts issued by the Depositary thereunder (the "Depositary Receipts"). The Company does not plan to apply to list the Old Depositary Shares, the New Depositary Shares, the Series L Preferred Stock or the Series M Preferred Stock on any national securities exchange or any similar system of automated dissemination of quotations of securities. Accordingly, the Company does not expect that there will be any public trading market for the Old Depositary Shares, the New Depositary Shares, the Series L Preferred Stock or the Series M Preferred Stock. The New Depositary Shares will be evidenced by Depositary Receipts.

  Subject to the terms of the Deposit Agreement, each owner of a New Depositary Share will be entitled through the Depositary, in proportion to the one one-hundredth interest in a share of Series M Preferred Stock underlying such New Depositary Share, to all the rights, preferences and privileges of a share of Series M Preferred Stock (including dividend, voting, redemption, conversion and liquidation rights), and will be subject to all of the limitations of the fractional share of Series M Preferred Stock represented thereby, which are summarized below under "Series M Preferred Stock". Since each share of Series M Preferred Stock entitles the holder thereof to one vote on matters on which the Series M Preferred Stock is entitled to vote, each New Depositary Share will, in effect, entitle the holder thereof to one one-hundredth of a vote thereon, rather than one full vote. See "Series M Preferred Stock--Voting Rights" below.

  The Depositary will act as transfer agent and registrar and paying agent with respect to the Depositary Shares.

 ISSUANCE OF DEPOSITARY RECEIPTS AND WITHDRAWAL OF SERIES M PREFERRED STOCK FROM DEPOSIT

  Immediately following the issuance by the Company of the shares of Series M Preferred Stock to be represented by the New Depositary Shares, the Company will deposit such shares of Series M Preferred Stock with the Depositary, which will then issue and deliver the Depositary Receipts evidencing New Depositary Shares in exchange for Depositary Receipts evidencing Old Depositary Shares. Depositary Receipts will be issued evidencing only whole New Depositary Shares.

  Upon surrender of the Depositary Receipts evidencing Old Depositary Shares at the Corporate Office (as defined in the Deposit Agreement) of the Depositary (or such other office as the Depositary may designate), the owner of the Depositary Receipts evidencing New Depositary Shares is entitled at such office to certificates evidencing the number of shares of Series M Preferred Stock (but only in whole shares of Series M Preferred Stock) represented by such Depositary Receipts. If the Depositary Receipts delivered by the holder evidence a number of New Depositary Shares in excess of the number of whole shares of Series M Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of New Depositary Shares.

 DIVIDENDS AND OTHER DISTRIBUTIONS

  The Depositary will distribute all cash dividends, dividends paid in New Depositary Shares representing fully paid and nonassessable shares of Series M Preferred Stock or other cash distributions received in respect of the Series M Preferred Stock to the record holders of New Depositary Shares representing such Series M Preferred Stock in proportion to the numbers of such New Depositary Shares owned by such holders on the relevant record date. In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of New Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

 REDEMPTION OF NEW DEPOSITARY SHARES

  If the Series M Preferred Stock underlying the New Depositary Shares is subject to redemption, the New Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such Series M Preferred Stock held by the Depositary. The redemption price per New Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such Series M Preferred Stock. If less than all the New Depositary Shares are to be redeemed, the New Depositary Shares to be redeemed will be selected by lot or pro rata.

  After the date fixed for redemption (which will be the same date as the redemption date for the Series M Preferred Stock), the New Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the New Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such New Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such New Depositary Shares.

 VOTING

  Upon receipt of notice of any meeting at which the holders of the Series M Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the New Depositary Shares relating to such Series M Preferred Stock. Each record holder of such New Depositary Shares on the record date (which will be the same date as the record date for the Series M Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Series M Preferred Stock underlying such holder's New Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Series M Preferred Stock underlying such New Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of Series M Preferred Stock to the extent the Depositary does not receive specific instructions from the holders of New Depositary Shares relating to such shares.

 AMENDMENT OF THE DEPOSIT AGREEMENT

  The form of Depositary Receipt evidencing the New Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of New Depositary Shares will not be effective unless such amendment has been approved by the holders of at least 66 2/3% of the New Depositary Shares then outstanding. Every holder of an outstanding Depositary Receipt at the time any amendment becomes effective will be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event will any amendment impair the right, subject to the provisions of the Deposit Agreement, of any owner of any New Depositary Shares to surrender any Depositary Receipt evidencing such New Depositary Shares to the Depositary with instructions to deliver to the holder the Series M Preferred Stock and all money, and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law or the rules and regulations of any governmental body, agency or commission, the National Association of Securities Dealers, Inc. or any applicable stock exchange.

 CHARGES OF DEPOSITARY

  The Company will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. The Company will pay the charges of the Depositary in connection with the initial deposit of the Series M Preferred Stock and any redemption of the Series M Preferred Stock. Holders of New Depositary Shares will pay all other transfer and other taxes and governmental charges and, in addition, such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

 MISCELLANEOUS

  The Depositary will forward to the holders of New Depositary Shares all reports and communications from the Company which the Company is required to furnish to the holders of the Series M Preferred Stock.

  Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceedings in respect of any New Depositary Shares or Series M Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Series M Preferred Stock for deposit, holders of New Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

 RESIGNATION AND REMOVAL OF DEPOSITARY; TERMINATION OF THE DEPOSIT AGREEMENT

  The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary will be appointed by the Company within 45 days after delivery of the notice of resignation or removal. The Deposit Agreement may be terminated at the direction of the Company or by the Depositary if a period of 45 days shall have expired after the Depositary has delivered to the Company written notice of its election to resign and a successor depositary shall not have been appointed. Upon termination of the Deposit Agreement, the Depositary will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement, except that the Depositary will continue to collect dividends and other distributions pertaining to the Series M Preferred Stock, will sell rights, preferences or privileges as provided in the Deposit Agreement and will continue to deliver Series M Preferred Stock certificates together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Depositary may sell the Series M Preferred Stock and hold the proceeds of such sale, without interest, for the benefit of the holders of Depositary Receipts who have not then surrendered their Depositary Receipts. After making such sale, the Depositary will be discharged from all obligations under the Deposit Agreement except to account for such proceeds.

SERIES M PREFERRED STOCK

  The Series M Preferred Stock will be issued pursuant to a certificate of designations (the "Certificate of Designations"). The summary contained herein of certain provisions of the Series M Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certificate of Designations. The definitions of certain terms used in the Certificate of Designations and in the following summary are set forth below under "--Definitions".

 GENERAL

  The Company will (assuming the exchange of all outstanding Old Depositary Shares for New Depositary Shares) authorize the issuance of up to 115,000 shares of Series M Preferred Stock, which will consist of 67,757.3 shares of Series M Preferred Stock represented by New Depositary Shares exchanged for Old Depositary Shares plus 47,242.7 additional shares of Series M Preferred Stock which may be used to pay dividends on the Series M Preferred Stock if the Company elects to pay dividends in additional shares of Series M Preferred Stock, and will file a Certificate of Designations with respect thereto with the Secretary of State of the State of Delaware as required by Delaware law. The Series L Preferred Stock surrendered will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Series M Preferred Stock will not result in any change in capitalization of the Company. The Series M Preferred Stock when issued in accordance with the terms of the Exchange Offer, will be fully paid and non-assessable, and the holders thereof will have no subscription or preemptive rights related thereto.

 RANKING

  The Series M Preferred Stock represented by the New Depositary Shares, with respect to dividends and distributions upon the liquidation, winding-up and dissolution of the Company, will rank (i) senior to all classes of Common Stock and each other class of capital stock or series of preferred stock established by the Board of Directors which does not expressly provide that it ranks senior to or on a parity with the Series M Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Junior Stock"); (ii) on a parity with the Series L Preferred Stock and the Company's Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock (which may be issued in exchange for shares of the Series C Preferred Stock), Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and any other class of capital stock or series of preferred stock issued by the Company established after the initial issuance of the Series M Preferred Stock by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series M Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by the Company established after the initial issuance of the Series M Preferred Stock by the Board of Directors, the terms of which specifically provide that such class or series will rank senior to the Series M Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities").

  The Company may not issue any new class of Senior Securities without the approval of the holders of at least a majority of the shares of Series L Preferred Stock and Series M Preferred Stock then outstanding, voting or consenting, as the case may be, as a single class.

 DIVIDENDS

  Holders of Series M Preferred Stock are entitled, when declared by the Board of Directors, out of funds legally available therefor, to receive dividends on each outstanding share of the Series M Preferred Stock, at the annual rate of 11 1/8% per share of Series M Preferred Stock. Dividends on the Series M Preferred Stock will accumulate from the Accrual Date and are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year. Holders of Series L Preferred Stock whose shares of Series L Preferred Stock are accepted for exchange will be deemed to have waived the right to receive any payment in respect of dividends on the Series L Preferred Stock accumulated from the Accrual Date until the date of the issuance of the Series M Preferred Stock. Consequently, holders who exchange their Series L Preferred Stock for Series M Preferred Stock will receive the same dividend payment on the next dividend payment date after the consummation of the Exchange Offer (expected to be October 1, 1996) that they would have received had they not accepted the Exchange Offer, except that if such dividend is not paid in cash, it will be paid in shares of Series M Preferred Stock instead of Series L Preferred Stock. Before April 1, 2001, dividends may, at the option of the Company, be paid either in cash or fully paid and non-assessable shares of Series M Preferred Stock with an aggregate liquidation preference equal to the amount of such dividend. On and after April 1, 2001, dividends may only be paid in cash. If any dividend (or portion thereof) payable on any dividend payment date on or after April 1, 2001 is not paid in full in cash on the dividend payment date therefor, the amount of such dividend that is payable and that is not paid in cash on such date will increase at the rate of 11 1/8% per annum from such dividend payment date until paid in full.

  No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been paid or set apart for such payment on the Series M Preferred Stock. If full dividends are not so paid, the Series M Preferred Stock shall share dividends pro rata with the Parity Securities. No dividends may be paid or set apart for such payment on Junior Stock (except dividends on Junior Stock in additional shares of Junior Stock), and no Junior Stock may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full dividends have not been paid on the Series M Preferred Stock, except for (i) any conversion of Class B Common Stock of the Company into Class A Common Stock of the Company, (ii) prior to April 1, 2001, the occurrence of the Rainbow Spin-Off, (iii) repurchases of Common Stock issued under the Company's stock incentive programs from employees of the Company, and (iv) dividends or distributions payable-in-kind in additional shares of, or warrants, rights, calls or options exercisable for or convertible into additional shares of Junior Stock. See "Risk Factors--Risks Related to the Securities--Restrictions on Company's Ability to Pay Dividends on the Series L Preferred Stock and Series M Preferred Stock".

 OPTIONAL REDEMPTION

  The Company at its option may, but shall not be required to, redeem the Series M Preferred Stock (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time after April 1, 2003, in whole or in part, at the redemption prices (expressed in percentage of liquidation preference) set forth below together with all accumulated and unpaid dividends from the last payment date to the redemption date, if redeemed during the 12-month period beginning April 1 of the years indicated:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2003...........................................................  105.563%
      2004...........................................................  103.708
      2005...........................................................  101.854
      2006 and thereafter............................................  100.000

  In addition, the Company may redeem shares of Series M Preferred Stock having an aggregate liquidation preference of up to 50% of the shares of Series M Preferred Stock then outstanding at any time before April 1, 1999 at a redemption price per share equal to the liquidation preference of $10,000 per share

(equivalent to $100 per New Depositary Share), plus accumulated and unpaid dividends plus a premium of $1,000 per share (equivalent to $10 per New Depositary Share) out of the net proceeds of the sale of Junior Stock to a Strategic Equity Investor (as defined herein) or a public offering of Class A Common Stock; provided that following such redemption, at least 3,250,000 Depositary Shares (representing at least 50% of the amount of Depositary Shares initially issued) shall remain outstanding.

  Furthermore, the Company may, at its option, prior to April 1, 2003, redeem the Series M Preferred Stock, in whole but not in part, at any time within 180 days after a Change of Control (as defined herein), at a redemption price per share equal to the sum of (i) the liquidation preference of $10,000 per share (equivalent to $100 per New Depositary Share) plus (ii) accumulated and unpaid dividends to the date of redemption plus (iii) the Make-Whole Premium (as defined herein), which is based on a discount rate equal to the Treasury Rate (as defined herein) plus 50 basis points.

  In the event of partial redemptions of Series M Preferred Stock, the shares to be redeemed will be determined pro rata or by lot, as determined by the Company, except that the Company may redeem such shares held by any holders of fewer than 100 shares (or shares held by holders who would hold less than 100 shares as a result of such redemption), as may be determined by the Company.

 MANDATORY REDEMPTION

  On April 1, 2008 (the "Mandatory Redemption Date"), the Company will be required to redeem (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) all outstanding shares of Series M Preferred Stock at a price equal to the liquidation preference of $10,000 per share (equivalent to $100 per New Depositary Share) plus all accumulated and unpaid dividends from the last payment date to the date of redemption. Future agreements of the Company may restrict or prohibit the Company from redeeming the Series M Preferred Stock. See "Risk Factors--Risks Related to the Securities--Restrictions on the Company's Ability to Pay Dividends on Series L Preferred Stock and Series M Preferred Stock".

 PROCEDURE FOR REDEMPTION

  On and after a redemption date, unless the Company defaults in the payment of the applicable redemption price, dividends will cease to accumulate on shares of Series M Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price, without interest. The Company will send a written notice of redemption by first class mail to each holder of record of shares of Series M Preferred Stock, not fewer than 30 days nor more than 60 days prior to the date fixed for such redemption. Shares of Series M Preferred Stock issued and reacquired will, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of Series M Preferred Stock must be in compliance with the Certificate of Designations.

 EXCHANGE

  The Company may, at its option, on any scheduled dividend payment date, exchange the New Depositary Shares representing the Series M Preferred Stock, in whole but not in part, for the Exchange Debentures. See "--The Exchange Debentures" below for the terms of the Exchange Debentures. Holders of Series M Preferred Stock so exchanged will be entitled to receive a principal amount of Exchange Debentures equal to $100 for each $100 of liquidation preference of New Depositary Shares representing the Series M Preferred Stock held by such holders at the time of exchange plus an amount per share in cash (or prior to April 1, 2001, in principal amount of Exchange Debentures) equal to all accumulated but unpaid dividends thereon from the last dividend payment date to the exchange date. The Exchange Debentures will be issuable only in denominations of $1,000 and integral multiples thereof. An amount in cash will be paid to holders for any principal amount otherwise issuable which is less than $1,000. Following such exchange, all dividends on the Series M Preferred Stock will cease to accrue, the rights of the holders of Series M Preferred Stock as stockholders of the Company shall cease and the person or persons entitled to receive the Exchange Debentures issuable upon exchange shall be treated as the registered holder or holders of such Exchange Debentures. Notice of exchange will be mailed at least 30 days but not more than 60 days prior to the date of exchange to each holder of New Depositary Shares representing the Series M Preferred Stock. See "--The Exchange Debentures" below.

 LIQUIDATION PREFERENCE

  In the event of any liquidation, dissolution or winding-up of the Company, holders of Series M Preferred Stock will be entitled to receive a preferential amount equal to $10,000 per share (equivalent to $100 per New Depositary Share), plus all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up of the Company (including an amount equal to a prorated dividend from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Stock, including, without limitation, on any Common Stock. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series M Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series M Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference to which each is entitled. After payment of the full amount of the liquidation preferences to which they are entitled, the holders of shares of Series M Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more corporations shall be deemed to be a liquidation, dissolution or winding-up of the Company.

  The Certificate of Designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series M Preferred Stock, although such liquidation preference will be substantially in excess of the par value of such shares of Series M Preferred Stock. In addition, the Company is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of the Company) that requires a restriction upon any surplus of the Company solely because the liquidation preference of the Series M Preferred Stock will exceed its par value. Consequently, there will be no restriction upon any surplus of the Company solely because the liquidation preference of the Series M Preferred Stock will exceed the par value and there will be no remedies available to holders of the Series M Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce any surplus of the Company to an amount less than the difference between the liquidation preference of the Series M Preferred Stock and its par value. See "Risk Factors--Risks Related to the Securities--Restrictions on the Company's Ability to Pay Dividends on the Series L Preferred Stock and Series M Preferred Stock".

 VOTING RIGHTS

  Holders of the Series M Preferred Stock will have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designations. The Certificate of Designations provides that if (a) dividends on the Series L Preferred Stock or Series M Preferred Stock are in arrears and unpaid (and if after April 1, 2001, such dividends are not paid in cash) for six quarterly periods (whether or not consecutive), or
(b) the Company fails to discharge its redemption obligation to redeem the Series L Preferred Stock or Series M Preferred Stock on the Mandatory Redemption Date, then the number of directors constituting the Board of Directors will be adjusted to permit the holders of the majority of the then outstanding Series L Preferred Stock and Series M Preferred Stock, voting or consenting, as the case may be, as a single class, to elect a director. Such voting rights will continue until such time as all dividends in arrears on the Series L Preferred Stock and Series M Preferred Stock are paid in full (and in the case of dividends payable after April 1, 2001, paid in cash) and any failure, breach or default referred to in clause (b) is remedied, at which time the term of the directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (a) and (b) above is referred to herein as a "Voting Rights Triggering Event".

  Any vacancy occurring in the office of the director elected by holders of the Series L Preferred Stock and Series M Preferred Stock may be filled by the departing director unless and until such vacancy shall be filled by such holders.

  The Certificate of Designations also provides that, except as stated above under "--Ranking", the Company will not authorize any class of Senior Securities without the affirmative vote or consent of holders of at least a majority of the shares of Series L Preferred Stock and Series M Preferred Stock then outstanding, voting or consenting, as the case may be, separately as a single class. The Certificate of Designations also provides that the Company may not amend the Certificate of Designations so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Series L Preferred Stock or Series M Preferred Stock, or authorize the issuance of any additional shares of Series L Preferred Stock or Series M Preferred Stock, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series L Preferred Stock and Series M Preferred Stock, voting or consenting, as the case may be, as a single class. The holders of at least a majority of the outstanding shares of Series L Preferred Stock and Series M Preferred Stock, voting or consenting, as the case may be, as a single class, may also waive compliance with any provision of the Certificate of Designations. The Certificate of Designations also provides that, except as set forth above, (a) the creation, authorization or issuance of any shares of Parity Securities or Junior Stock or (b) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of Series L Preferred Stock or Series M Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of holders of shares of Series L Preferred Stock or Series M Preferred Stock.

  Under Delaware law, holders of a class of preferred stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. The Certificate of Designations will expressly provide that any such vote will be taken with respect to the Series L Preferred Stock and Series M Preferred Stock, voting or consenting, as the case may be, as a single class.

 MERGER, CONSOLIDATION AND SALE OF ASSETS

  Without the affirmative vote or consent of the holders of a majority of the issued and outstanding shares of Series L Preferred Stock and Series M Preferred Stock, the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person unless: (a) the entity formed by such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made shall be a corporation organized or existing under the laws of the United States or any State thereof or the District of Columbia; (b) any and all outstanding shares of Series L Preferred Stock and Series M Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting corporation, having in respect of such successor, transferee or resulting corporation the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series L Preferred Stock or Series M Preferred Stock, as the case may be, had immediately prior to such transaction; and (c) immediately after giving effect to such transaction, no Voting Rights Triggering Event shall have occurred or be continuing. Notwithstanding the foregoing, the Company may consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person if the Company makes adequate provision (i) prior to April 1, 2003, to redeem the Series L Preferred Stock and Series M Preferred Stock after a Change of Control or (ii) on or after April 1, 2003, to redeem the Series L Preferred Stock and Series M Preferred Stock at the applicable redemption price set forth herein.

 COVENANT TO REPORT

  Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the Company will file with the Commission and provide the Transfer Agent and the holders of the Series M Preferred Stock with all information, documents and reports specified in Section 13 and Section 15(d) of the Exchange Act.

 TRANSFER AGENT AND REGISTRAR

  The First National Bank of Boston is the transfer agent and registrar for the Series M Preferred Stock.

THE EXCHANGE DEBENTURES

  The Exchange Debentures will be issued under an Indenture dated as of February 15, 1996 (the "Exchange Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The Exchange Indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the Exchange Indenture do not purport to be complete, and where reference is made to particular provisions of the Exchange Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. The definitions of certain capitalized terms used in the Exchange Indenture and in the following summary are set forth below under "Definitions".

  The Exchange Debentures will be unsecured obligations of the Company and will be limited in aggregate principal amount to the aggregate liquidation preference of the Series L Preferred Stock and Series M Preferred Stock, plus accumulated and unpaid dividends on the date of exchange of the Series L Preferred Stock or Series M Preferred Stock, as the case may be, into Exchange Debentures (plus any additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof (other than with respect to additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be subordinated to all existing and future Senior Indebtedness of the Company.

  The Exchange Debentures will mature on April 1, 2008. Each Exchange Debenture will accrue interest at the dividend rate of the Series L Preferred Stock or Series M Preferred Stock, as the case may be, from the Exchange Debenture Issue Date or from the most recent interest payment date to which interest has been paid or provided for.

  Interest will be payable semi-annually in cash (or, on or prior to April 1, 2001, in additional Exchange Debentures having a principal amount equal to the cash interest otherwise payable, or in a combination of cash and Exchange Debentures, at the option of the Company) in arrears on January 1 and July 1 of each year, commencing with the first such date after the Exchange Debenture Issue Date. Interest on the Exchange Debentures will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed.

  Principal of and premium, if any, and interest on the Exchange Debentures will be payable, and the Exchange Debentures will be exchangeable and transferable, at the office or agency of the Company in The City of New York (which initially will be the Corporate Trust Office of the Trustee); provided, however, that payment of interest, to the extent paid in cash, may be made at the option of the Company by check mailed to the person entitled thereto as shown on the Register of the Exchange Debentures. No service charge will be made for any registration of transfer or exchange of Exchange Debentures, except for any tax or other governmental charge that may be imposed in connection therewith.

  The Exchange Indenture will not contain any provisions that limit the ability of the Company to incur indebtedness or that afford Holders of the Exchange Debentures protection in the event of a highly leveraged or similar transaction involving the Company, other than as described under "--Certain Covenants of the Company--Limitation on Indebtedness".

 SINKING FUND

  The Exchange Debentures will not be entitled to the benefits of a sinking fund.

 SUBORDINATION

  The indebtedness represented by the Exchange Debentures will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. (Section 1201) Upon the maturity of any Senior Indebtedness, by lapse of time, acceleration or otherwise, or upon any payment default (with or without the giving of notice or lapse of time or both, in accordance with the terms of the instrument governing such Senior Indebtedness, and without any waiver or forgiveness) with respect to any Senior Indebtedness, all obligations with respect to such Senior Indebtedness must first be paid in full, or such payment duly provided for, before any payment is made with respect to the Exchange Debentures or before any acquisition of Exchange Debentures by the Company. (Section 1202)

  Upon (i) a default with respect to any Senior Indebtedness (other than under circumstances when the terms of the previous paragraph are applicable), as such default is defined therein or in the instrument under which it is outstanding, permitting the holders of Senior Indebtedness to accelerate the maturity thereof, and (ii) written notice thereof ("Default Notice") given to the Company and the Trustee by the agent or agents under the Credit Agreement, then, unless and until such default shall have been cured or waived by the holders of such Senior Indebtedness or shall have ceased to exist, no direct or indirect payment may be made by the Company with respect to the principal of or interest on the Exchange Debentures (other than payments made in Junior Securities) or to acquire any of the Exchange Debentures or on account of the redemption provisions of the Exchange Debentures; provided, however, that such provision shall not prevent the making of any payment (which is not otherwise prohibited by the previous paragraph) for more than 120 days after the Default Notice shall have been given unless the Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety, in which case no such payment may be made until such acceleration has been rescinded or annulled or such Senior Indebtedness has been paid in full. Notwithstanding the foregoing, not more than one Default Notice may be given with respect to Senior Indebtedness within a period of 240 consecutive days.

  The Exchange Indenture will provide that, upon any payment by or distribution of the assets of the Company to creditors upon any dissolution, winding up, liquidation, bankruptcy, reorganization, assignment for the benefit of creditors, or any insolvency, receivership or similar proceeding relating to the Company, all Senior Indebtedness must be paid in full, or such payment duly provided for, before any payment or distribution (other than in Junior Securities) is made on account of the principal of or interest on the Exchange Debentures. (Section 1203)

  By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than other creditors of the Company and creditors of the Company who are not holders of Senior Indebtedness or of the Exchange Debentures (or the Company's 10 3/4% Senior Subordinated Debentures due 2004, the 9 1/4% Senior Subordinated Notes due 2005, the 9 7/8% Senior Subordinated Notes due 2006, the 9 7/8% Senior Subordinated Debentures due 2013, the 10 1/2% Senior Subordinated Debentures due 2016 and the 9 7/8% Senior Subordinated Debentures due

2023 (collectively, the "Debentures")) may recover more, ratably, than the Holders of the Exchange Debentures.

  A Holder of Exchange Debentures by such holder's acceptance of the Exchange Debentures agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Exchange Indenture and appoints the Trustee his attorney-in-fact for such purpose. (Section 1209)

  The amount of Senior Indebtedness outstanding at March 31, 1996, adjusted to give pro forma effect to the transactions described under "Capitalization" and the application of the net proceeds to the Company from the offering of the Company's Series L Preferred Stock, would have been approximately $569.4 million.

 OPTIONAL REDEMPTION.

  The Exchange Debentures will be subject to redemption at any time on or after April 1, 2003, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning April 1 of the years indicated:

                                                                      REDEMPTION
      YEAR                                                              PRICE
      ----                                                            ----------
      2003...........................................................  105.563%
      2004...........................................................  103.708
      2005...........................................................  101.854
      2006 and thereafter............................................  100.000

in each case together with accrued interest to the redemption date (subject to the right of Holders of record on relevant record dates to receive interest due on an interest payment date). If less than all of the Exchange Debentures are to be redeemed, the Trustee shall select the Exchange Debentures or portions thereof to be redeemed either pro rata or by lot.

  In addition, up to 50% in aggregate principal amount of the Exchange Debentures may be redeemed before April 1, 1999 at a price of 110% of the principal amount thereof, plus accrued and unpaid interest thereon, out of the net proceeds of a sale of Junior Stock to a Strategic Equity Investor or a public offering of Class A Common Stock, provided that following such redemption at least $325,000,000 principal amount of Exchange Debentures remains outstanding.

  The Credit Agreement currently prohibits the Company from making optional redemptions of the Exchange Debentures other than through the issuance of subordinated indebtedness, preferred stock or common stock.

 CERTAIN COVENANTS OF THE COMPANY

  Upon issuance of the Exchange Debentures, the following covenants shall be applicable:

  Limitation on Indebtedness. The Exchange Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any Indebtedness (other than Indebtedness between or among any of the Company and Restricted Subsidiaries) unless, after giving effect thereto, the Cash Flow Ratio shall be less than or equal to 9 to 1. (Section 1007)

  At March 31, 1996, such Cash Flow Ratio was approximately 5.7 to 1.

  Limitation on Senior Subordinated Indebtedness. The Exchange Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable for, contingently or otherwise, or become responsible for the payment of, contingently or otherwise, any Indebtedness which is both (i) senior in right of payment to the Exchange Debentures and
(ii) expressly subordinate in right of payment to any other Indebtedness of the Company. For purposes of this covenant, Indebtedness is deemed to be senior in right of payment to the Exchange Debentures if it is not subordinate in right of payment to Senior Indebtedness at least to the same extent as the Exchange Debentures are subordinate to Senior Indebtedness. (Section 1008)

  Limitation on Restricted Payments. The Exchange Indenture provides that, so long as any of the Exchange Debentures remains outstanding, the Company will not, and will not permit any Restricted Subsidiary to, make any Restricted Payment if (a) at the time of such proposed Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment or (b) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments that shall have been made on or after July 1, 1988 would exceed the sum of:

    (i) $25,000,000, plus

    (ii) an amount equal to the difference between (A) the Cumulative Cash Flow Credit and (B) 1.2 multiplied by Cumulative Interest Expense.

  Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and be continuing, the Company may make any Permitted Restricted Payment; provided, however, that such Permitted Restricted Payment shall thereafter be counted as a Restricted Payment solely for purposes of calculating whether any future Restricted Payments are permitted under clause
(b) of the preceding sentence.

  For purposes of the "Limitation on Restricted Payments" covenant, the amount of any Restricted Payment or Permitted Restricted Payment, if other than cash, shall be based upon fair market value as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive. (Section
1009)

  The foregoing provisions do not prevent: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment complied with the above provisions; (ii) the retirement or redemption of any shares of the Company's capital stock or warrants, rights or options to acquire capital stock of the Company, in exchange for, or out of the proceeds of a substantially concurrent sale of, other shares of the Company's capital stock or warrants, rights or options to acquire capital stock of the Company (other than Disqualified Stock); and (iii) the redemption of or payments of cash dividends on the Series C Preferred Stock outstanding on January 1, 1995, which redemptions or dividends are provided for by the terms of the Series C Preferred Stock in effect on such date (or the redemption of or payment of cash dividends on any security of the Company issued in exchange for or upon the conversion of such Series C Preferred Stock; provided that the aggregate amount payable pursuant to the terms of such security is no greater than the aggregate amount payable pursuant to the terms of the Series C Preferred Stock). For purposes of determining the aggregate permissible amount of Restricted Payments in accordance with clause (b) of the first paragraph of this covenant, all amounts expended pursuant to clauses (i) and (iii) of this paragraph shall be included and all amounts expended or received pursuant to clause (ii) of this paragraph shall be excluded; provided, however, that amounts paid pursuant to clause (i) of this paragraph shall be included only to the extent that such amounts were not previously included in calculating Restricted Payments. (Section 1009)

  For the purposes of the foregoing provisions, the net proceeds from the issuance of shares of capital stock of the Company upon conversion of Indebtedness shall be deemed to be an amount equal to (i) the accreted value of such Indebtedness so converted on the date of such conversion and (ii) the additional consideration, if any, received by the Company upon such conversion thereof, less any cash payment on account of fractional shares (such consideration, if in property other than cash, to be determined by the Board of Directors of the Company, whose good faith determination shall be conclusive). If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of this covenant, such Restricted Payment shall be deemed to have been made in compliance with this covenant notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Cumulative Cash Flow Credit or Cumulative Interest Expense for any period. (Section 1009)

  As of March 31, 1996, this covenant would have permitted the Company to make Restricted Payments of $613.1 million.

  Limitation on Investments in Unrestricted Subsidiaries and Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (i) make any Investment or (ii) allow any Restricted Subsidiary to become an Unrestricted Subsidiary (a "redesignation of a Restricted Subsidiary"), in each case unless (a) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Investment or such redesignation of a Restricted Subsidiary and (b) after giving effect thereto, the Cash Flow Ratio shall be less than or equal to 9 to 1.

  The foregoing provisions of this covenant shall not prohibit (i) any renewal or reclassification of any Investment existing on the date hereof or (ii) trade credit extended on usual and customary terms in the ordinary course of business. (Section 1010)

  Transactions with Affiliates. The Exchange Indenture provides that the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate of the Company that is not a subsidiary of the Company, having a value, or for consideration having a value, in excess of $10,000,000 individually or in the aggregate unless the Board of Directors of the Company shall make a good faith determination that the terms of such transaction are, taken as a whole, no less favorable to the Company or such subsidiary, as the case may be, than those which might be available in a comparable transaction with an unrelated Person. For purposes of clarification, this provision shall not apply to Restricted Payments or Permitted Restricted Payments permitted under "Limitation on Restricted Payments". (Section 1011)

 CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person, unless: (i) the entity formed by such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or disposition shall have been made shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and shall assume by a supplemental indenture all the obligations of the Company under the Exchange Debentures and the Exchange Indenture; (ii) immediately before and immediately after such transaction, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and (iii) immediately after such transaction, and after giving effect thereto, the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease or conveyance or disposition shall have been made, shall have a Cash Flow Ratio not in excess of 9 to 1. (Section 801)

 EVENTS OF DEFAULT

  The following are Events of Default under the Exchange Indenture: (1) default for 30 days in payment of interest on the Exchange Debentures; (2) default in payment of principal or premium, if any, on the Exchange Debentures at Maturity, upon acceleration, redemption or otherwise; (3) failure to comply with any other covenant or agreement of the Company, continued for 60 days (or, with respect to certain covenants or agreements, 30 days) after written notice as provided in the Exchange Indenture; (4) a default or defaults under any mortgage, indenture or instrument which secures or evidences any Indebtedness for money borrowed or guaranteed by the Company or a Restricted Subsidiary in an aggregate amount of $10,000,000 or more (but excluding any Indebtedness for the deferred purchase price of property or services owed to the Person providing such property or services as to which the Company or such Restricted Subsidiary is contesting its obligation to pay the same in good faith and by proper proceedings and for which the Company or such Restricted Subsidiary has established appropriate reserves) which result from the failure to pay such Indebtedness at final maturity or which have resulted in the acceleration of such Indebtedness; (5) the entry of a final judgment or final judgments for the payment of money by a court or courts of competent jurisdiction against the Company or any Restricted Subsidiary in an aggregate amount exceeding $10,000,000 which remain undischarged and unbonded for a period (during which execution shall not be effectively stayed) of 60 days or as to which an enforcement proceeding has been commenced by any creditor, and
(6) certain events of bankruptcy, insolvency or reorganization. (Section 501)

  If an Event of Default (other than as specified in clause (6) above) shall occur and be continuing under the Exchange Indenture, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Exchange Debentures, by written notice to the Company and the agents, if any, under the Credit Agreement (and to the Trustee if such notice is given by the Holders), may declare all the unpaid principal of, premium, if any, and interest on the Exchange Debentures to be due and payable as provided in the Exchange Indenture. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest shall be due and payable upon the first to occur of an acceleration under the Credit Agreement or ten days after receipt by the Company and the agents, if any, under the Credit Agreement of such written notice. No action on the part of the Trustee or any Holder of the Exchange Debentures is required for such acceleration if an Event of Default specified in clause (6) above shall occur and be continuing. The Holders of at least a majority in principal amount of the Exchange Debentures then outstanding may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of principal of, premium, if any, or interest on the Exchange Debentures which have become due solely because of the acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. A declaration of acceleration because of an Event of Default specified in clause (4) of the preceding paragraph would be automatically annulled if the Indebtedness referred to therein were discharged, or the Holders thereof rescinded their declaration of acceleration referred to therein, within 30 days after the acceleration of the Exchange Debentures and no other Event of Default had occurred and not been cured or waived during such period. (Section 502) The Holders of a majority in principal amount of the Exchange Debentures outstanding also have the right to waive certain past defaults under the Exchange Indenture. (Section 513)

  No Holder of any Exchange Debentures issued under the Exchange Indenture has any right to institute any proceeding with respect to such Exchange Indenture or for any remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default under the Exchange Indenture, (ii) the Holders of at least 25% in principal amount of the outstanding Exchange Debentures issued under the Exchange Indenture have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as Trustee under the Exchange Indenture, and (iii) the Trustee has not received from the Holders of a majority in principal amount of the outstanding Exchange Debentures a direction inconsistent with such request and the Trustee has failed to institute such proceeding within 60 days after receipt of such notice. (Section 507) Such limitations do not apply, however, to a suit instituted by a Holder of an Exchange Debenture for the enforcement of payment of the principal of or premium, if any, or interest on such Exchange Debenture on or after the respective due dates expressed in such Exchange Debenture. (Section 508)

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Exchange Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Exchange Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Exchange Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity. (Section 602) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding Exchange Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Exchange Indenture. (Section 512)

  The Company is required to furnish to the Trustee an annual statement as to the performance by the Company of its obligations under the Exchange Indenture and as to any default in such performance. (Section 1013)

 DEFEASANCE

  The Company may at any time terminate all of its obligations with respect to the Exchange Debentures ("defeasance"), except for certain obligations, including those regarding the Defeasance Trust (as defined below) and obligations to register the transfer or exchange of Exchange Debentures, to replace mutilated, destroyed, lost or stolen Exchange Debentures and to maintain agencies in respect of the Exchange Debentures. The Company may also at any time terminate its obligations under the covenants set forth in the Exchange Indenture, which are described under "--Certain Covenants of the Company" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Exchange Debentures ("covenant defeasance"). (Sections 1402, 1403 and 1404)

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit in trust, for the benefit of the Holders, with the Trustee money or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of and premium, if any, and interest on the Exchange Debentures to redemption or maturity (the "Defeasance Trust"), (ii) the Company must deliver opinions of counsel to the effect that such Holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws), (iii) no event or condition shall exist that, pursuant to certain provisions described under "Subordination" above, would prevent the Company from making payments of principal of and premium, if any, and interest on the Exchange Debentures at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date and (iv) the Company must comply with certain other conditions. (Section 1404)

 SATISFACTION AND DISCHARGE OF THE EXCHANGE INDENTURE AND THE EXCHANGE
DEBENTURES

  The Exchange Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Exchange Debentures, as expressly provided for in the Exchange Indenture) when either
(i) all such Exchange Debentures theretofore authenticated and delivered (except lost, stolen or destroyed Exchange Debentures which have been replaced or paid) have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the Exchange Indenture or (ii) all such Exchange Debentures not theretofore delivered to the Trustee for cancellation
(a) have become due and payable, or (b) will become due and payable within one year, or (c) are to be called for redemption within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay the entire indebtedness on such Exchange Debentures not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of deposit (if such Exchange Debentures are then due and payable) or to the applicable maturity or redemption date (as the case may be), and the Company has paid all sums payable by it under the Exchange Indenture. (Section 401)

 MODIFICATION AND WAIVER

  Modifications and amendments of the Exchange Indenture or the Exchange Debentures may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Exchange Debentures; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Exchange Debenture, (i) change the Stated Maturity of the principal of, or the premium, if any, or any installment of interest on, the Exchange Debentures,
(ii) reduce the principal amount of, or the premium, if any, or interest on, the Exchange Debentures, (iii) change the Currency in which any Exchange Debenture or any premium or the interest thereon is payable, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Exchange Debentures, (v) reduce the percentage in principal amount of outstanding Exchange Debentures necessary to waive compliance with certain provisions of the Exchange Indenture or to waive certain defaults, (vi) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults, except to increase the percentage of outstanding Exchange Debentures required for such actions or to provide that certain other provisions of the Exchange Indenture cannot be modified or waived without the consent of the Holder of each Exchange Debenture affected thereby, or (vii) modify any of the provisions of the Exchange Indenture relating to the subordination of the Exchange Debentures in a manner adverse to the Holders thereof. (Sections 901 and 902)

  The Holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding may waive compliance with certain restrictive covenants and provisions of the Exchange Indenture. (Section 1014)

 REGARDING THE TRUSTEE

  The Bank of New York ("BONY") is the Trustee under the Exchange Indenture and the indentures relating to the Company's 10 3/4% Senior Subordinated Debentures due 2004, the 9 7/8% Senior Subordinated Debentures due 2013, the 9 7/8% Senior Subordinated Debentures due 2023, the 9 1/4% Senior Subordinated Notes due 2005, the 9 7/8% Senior Subordinated Notes due 2006, the 10 1/2% Senior Subordinated Debentures due 2016, the 11 3/4% Senior Subordinated Debentures due 2007 and 8 1/2% Convertible Subordinated Debentures due 2007. BONY is a party to certain credit agreements with the Company and its subsidiaries, including the Credit Agreement, borrowings under which constitute Senior Indebtedness under the Exchange Indenture. BONY may also maintain other banking arrangements with the Company in the ordinary course of business.

 DEFINITIONS

  Set forth below is a summary of certain defined terms used in the Certificate of Designations and in the Exchange Indenture. Reference is made to the Certificate of Designations and the Exchange Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, control when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Annualized Operating Cash Flow" means, for any period of three complete consecutive calendar months, an amount equal to Operating Cash Flow for such period multiplied by four.

  "Banks" means the lenders from time to time under the Credit Agreement.


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

  "Capitalized Lease Obligation" means any obligation of a person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person and used in its business that is required to be accounted for as a liability on the balance sheet of such Person in accordance with generally accepted accounting principles, and the amount of such Capitalized Lease Obligation shall be the amount so required to be accounted for as a liability.

  "Cash Flow Ratio" means, as at any date, the ratio of (i) the sum of the aggregate outstanding principal amount of all Indebtedness of the Company and the Restricted Subsidiaries determined on a consolidated basis but excluding all Interest Swap Obligations entered into by the Company or any Restricted Subsidiary and one of the Banks outstanding on such date plus (but without duplication of Indebtedness supported by Letters of Credit) the aggregate undrawn face amount of all Letters of Credit outstanding on such date to(ii) Annualized Operating Cash Flow determined as at the last day of the most recent month for which financial information is available.

  "Change of Control" means any transaction or series of transactions (including, without limitation, a tender offer, merger or consolidation) the result of which is that Dolan ceases (i) to elect a majority of the Board of Directors of the Company or (ii) to be the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act) of at least 50% of the aggregate voting power of the voting stock of the Company.

  "Cumulative Cash Flow Credit" means the sum of:

    (a) cumulative Operating Cash Flow during the period commencing on July 1, 1988 and ending on the last day of the most recent month preceding the date of the proposed Restricted Payment for which financial information is available or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero, plus

    (b) the aggregate net proceeds received by the Company from the issue or sale (other than to a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after January 1, 1992, plus

    (c) the aggregate net proceeds received by the Company from the issuance or sale (other than to a Restricted Subsidiary) of its capital stock (other than Disqualified Stock) on or after January 1, 1992, upon the conversion of, or exchange for, Indebtedness of the Company or any Restricted Subsidiary or from the exercise of any options, warrants or other rights to acquire capital stock of the Company.

  For purposes of this definition, the net proceeds in property other than cash received by the Company as contemplated by clauses (b) and (c) above shall be valued at the fair market value of such property (as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive) at the date of receipt by the Company.

  "Cumulative Interest Expense" means, for the period commencing on July 1, 1988 and ending on the last day of the most recent month preceding the proposed Restricted Payment for which financial information is available, the aggregate of the interest expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles, including interest expense attributable to Capitalized Lease Obligations.

  "Debt" with respect to any Person means, without duplication, any liability, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereto), but excluding reimbursement obligations under any surety bond, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capitalized Lease Obligations), except any such balance that constitutes a trade payable,
(iii) under Interest Swap Agreements (as defined in the Credit Agreement) entered into pursuant to the Credit Agreement, (iv) under any other agreement related to the fixing of interest rates on any Indebtedness, such as an interest swap, cap or collar agreement (if and to the extent any of the foregoing would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with generally accepted accounting principles), or (v) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not the guarantee would appear on such balance sheet).

  "Disqualified Stock" means any capital stock of the Company or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Exchange Debentures.

  "Dolan" shall mean Mr. Charles Dolan, his spouse, his descendants or any spouse of any such descendants and trusts for the benefit of, inter alia, him, his spouse, his descendants or any spouse of any such descendants, and any estate, testamentary trust, or executor, administrator, conservator or legal or personal representative of any of the foregoing.

  "Exchange Debenture Issue Date" means the date on which the Exchange Debentures are originally issued under the Exchange Indenture.

  "Indebtedness" with respect to any Person, means the Debt of such Person; provided, however, that, with respect to the Company, the Minimum Payment or the Preferred Payment (each a "Cablevision of NYC Payment") payable by a subsidiary of the Company and guaranteed by the Company as a result of the Cablevision of NYC Acquisition shall not be deemed to be "Indebtedness" so long as the Company and such subsidiary are permitted to make such Cablevision of NYC Payment in one or more classes of the Company's capital stock (other than Disqualified Stock) pursuant to the terms of the Cablevision of NYC Acquisition agreement and the Company and the Restricted Subsidiaries are prohibited from making such Cablevision of NYC Payment in cash, debt securities, Disqualified Stock or any combination thereof, pursuant to the terms of any mortgage, indenture, credit agreement or other instrument that secures or evidences Indebtedness for money borrowed or guaranteed by the Company or a Restricted Subsidiary in an aggregate amount of $10,000,000 or more; provided that, for purposes of the definition of "Indebtedness" (including the term "Debt" to the extent incorporated in such definition) and for purposes of the definition of "Event of Default", the term "guarantee" shall not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.

  "Interest Swap Obligations" means, with respect to any Person, the obligations of such Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

  "Investment" means any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (excluding, however, accrued and unpaid interest in respect of any advance, loan or other extension of credit) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), any purchase or ownership of any stocks, bonds, notes, debentures or other securities (including, without limitation, any interests in any partnership, joint venture or joint adventure) of, or any bank accounts with or guarantee of any Indebtedness or other obligations of, any Unrestricted Subsidiary or Affiliate that is not a subsidiary of the Company, provided that (i) the term "Investment" shall not include any transaction that would otherwise constitute an Investment of the Company or a subsidiary of the Company to the extent that the consideration provided by the Company or such subsidiary in connection therewith shall consist of capital stock of the Company (other than Disqualified Stock) and (ii) the term "guarantee" shall not be interpreted to extend to a guarantee under which recourse is limited to the capital stock of an entity that is not a Restricted Subsidiary.


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

  "Junior Securities" means securities of the Company as reorganized or readjusted or securities of the Company or any other company, trust or corporation provided for by a plan of reorganization or readjustment, junior or the payment of which is otherwise subordinate, at least to the extent provided in the Exchange Indenture, to the payment of all Senior Indebtedness at the time outstanding, and to the payment of all securities issued in exchange therefor, to the holders of the Senior Indebtedness at the time outstanding.

  "Make-Whole Premium" means, with respect to a share of Preferred Stock, (a) the present value of (i) dividends accruing until and including April 1, 2003 (assuming payment thereof in cash on the applicable dividend payment date) and
(ii) the liquidation preference and any applicable optional redemption premium therefor payable on such date for such share (in each case assuming payment thereof on April 1, 2003), computed using a discount rate equal to the Treasury Rate plus 50 basis points less (b) the liquidation preference of $10,000 per share (equivalent to $100 per New Depositary Share).

  "Operating Cash Flow" means, for any period, the sum of the following for the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles (except for the amortization of deferred installation income which shall be excluded from the calculation of Operating Cash Flow for all purposes of the Exchange Indenture): (i) aggregate operating revenues minus (ii) aggregate operating expenses (including technical, programming, sales, selling, general and administrative expenses and salaries and other compensation, net of amounts allocated to Affiliates, paid to any general partner, director, officer or employee of the Company or any Restricted Subsidiary, but excluding interest, depreciation and amortization and the amount of non-cash compensation in respect of the Company's employee incentive stock programs for such period (not to exceed in the aggregate for any calendar year 7% of Operating Cash Flow for the previous calendar year) and, to the extent otherwise included in operating expenses, any losses resulting from a writeoff or writedown of Investments by the Company or any Restricted Subsidiary in Affiliates). For purposes of determining Operating Cash Flow, there shall be excluded all management fees until actually paid to the Company or any Restricted Subsidiary in cash.

  "Permitted Restricted Payment" means the payment or declaration of any dividend by the Company or the making by the Company of any other distribution or the consummation of an exchange offer, or any combination of the foregoing, which results in all or a portion of the Capital Stock of Rainbow Programming Holdings, Inc. or of another entity holding only assets that were held by Rainbow Programming Holdings, Inc. immediately prior to the acquisition thereof by such entity (in either case, "RPH") being held by all or any portion of the shareholders of the Company (an "RPH Transaction"), it being understood that
(i) if the Company and its Subsidiaries, after the date of the Exchange Indenture and prior to the date of an RPH Transaction, make Investments in RPH (in cash or assets) aggregating not more than $15,000,000, then such RPH Transaction shall continue to constitute a "Permitted Restricted Payment" and
(ii) if the Company or any Subsidiary makes any Investment in RPH, after the date of the Exchange Indenture and prior to the date of such RPH Transaction, that is not permitted by the foregoing clause (i), then such RPH Transaction shall not constitute a "Permitted Restricted Payment". For purposes of the foregoing, the value of any assets invested in RPH shall be based upon the fair market value thereof as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive.

  "Principals" means Charles F. Dolan and trusts established for the benefit of family members of Charles F. Dolan.

  "Rainbow Spin-Off" means the payment of any dividend by the Company or the making by the Company of any other distribution or the consummation of an exchange offer, or any combination of the foregoing, which results in all or a portion of the capital stock of Rainbow Programming Holdings, Inc. or any successor to the assets or equity interests thereof, or of another entity, holding only assets that were held by Rainbow Programming Holdings, Inc. immediately prior to the acquisition thereof by such entity, being held by all or any portion of the shareholders of the Company.


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

  "Restricted Payment" means,

  (a) any Stock Payment by the Company or a Restricted Subsidiary; or

  (b) any direct or indirect payment to redeem, repurchase, defease or otherwise acquire or retire for value, or permit any Restricted Subsidiary to redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate in right of payment to the Exchange Debentures.

  Notwithstanding the foregoing, Restricted Payments shall not include (x) payments by any Restricted Subsidiary to the Company or any other Restricted Subsidiary or (y) any Investment or designation of a Restricted Subsidiary as an Unrestricted Subsidiary permitted under the "Limitation on Investments in Unrestricted Subsidiaries and Affiliates" covenant.

  "Restricted Subsidiary" means any subsidiary of the Company, whether existing on the date of the Exchange Indenture or created subsequent thereto, designated from time to time by the Company as a "Restricted Subsidiary"; provided, however, that no subsidiary can be or remain so designated unless (i) at least 67% of each of the total equity interest and the voting control of such subsidiary is owned, directly or indirectly, by the Company or another Restricted Subsidiary and (ii) such subsidiary is not restricted, pursuant to the terms of any loan agreement, note, indenture or other evidence of indebtedness, from (a) paying dividends or making any distribution on such subsidiary's capital stock or other equity securities or paying any Indebtedness owed to the Company or to any Restricted Subsidiary, (b) making any loans or advances to the Company or any Restricted Subsidiary or (c) transferring any of its properties or assets to the Company or any Restricted Subsidiary (it being understood that a financial covenant any of the components of which are directly impacted by the taking of the action (e.g., the payment of a dividend) itself (such as a minimum net worth test) would be deemed to be a restriction on the foregoing actions, while a financial covenant none of the components of which is directly impacted by the taking of the action (e.g., the payment of a dividend) itself (such as a debt to cash flow test) would not be deemed to be a restriction on the foregoing actions); and provided further, that the Company may, from time to time, redesignate any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the "Limitation on Investments in Unrestricted Subsidiaries and Affiliates" covenant.

  "Senior Indebtedness" means the principal, premium, if any, interest (including post-petition interest in any proceeding under any Bankruptcy Law, whether or not such interest is an allowed claim enforceable against the debtor in a proceeding under such Bankruptcy Law), penalties, fees and other liabilities payable with respect to (i) all Debt of the Company, other than the Exchange Debentures and the Company's 10 3/4% Senior Subordinated Debentures due 2004, the 9 7/8% Senior Subordinated Debentures due 2013, the 9 7/8% Senior Subordinated Debentures due 2023, the 9 1/4% Senior Subordinated Notes due 2005, the 11 3/4% Senior Subordinated Debentures due 2007 (if issued in exchange for the Series H Preferred Stock), the 9 7/8% Senior Subordinated Notes due 2006, the 10 1/2% Senior Subordinated Debentures due 2016 and the 8 1/2% Convertible Debentures due 2007 (if issued in exchange for the Series I Preferred Stock) (with which the Exchange Debentures are intended to rank on a parity), whether outstanding on the date of the Exchange Indenture or thereafter created, incurred or assumed, which is (x) for money borrowed, (y) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind or (z) in respect of any Capitalized Lease Obligations and (ii) all renewals, extensions, refundings, increases or refinancings thereof, unless, in the case of (i) or
(ii) above, the instrument under which the Debt is created, incurred, assumed or guaranteed expressly provides that such Debt is not senior in right of payment to the Exchange Debentures. For purposes of clarification, Senior Indebtedness includes any liability under Interest Swap Agreements entered into pursuant to the Credit Agreement. Notwithstanding anything to the contrary contained in the Exchange Indenture, Senior Indebtedness shall mean and include all amounts of Senior Indebtedness that is such by virtue of clause (i) or (ii) of the foregoing definition that are repaid by the Company and subsequently recovered from the holder of such Senior Indebtedness under any applicable

Bankruptcy Laws or otherwise (other than by reason of some wrongful conduct on the part of the holders of such Debt).

  "Stock Payment" means, with respect to any Person, the payment or declaration of any dividend, either in cash or in property (except dividends payable in common stock or common shares of capital stock of such Person), or the making by such Person of any other distribution, on account of any shares of any class of its capital stock, now or hereafter outstanding, or the redemption, purchase, retirement or other acquisition for value by such Person, directly or indirectly, of any shares of any class of its capital stock, now or hereafter outstanding.

  "Strategic Equity Investor" means a corporation or entity with an equity market capitalization, a net asset value or annual revenues of at least $1.0 billion that owns and operates businesses in the telecommunications, information systems, entertainment, cable or similar or related industries.

  "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for redemption of the Preferred Stock or, if such Statistical Release is no longer published, any publicly available source of similar market data with a constant maturity most nearly equal to the then remaining period to the date scheduled for the mandatory redemption of the Preferred Stock; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

  "Unrestricted Subsidiary" means any subsidiary of the Company which is not a Restricted Subsidiary.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of the material anticipated federal income tax consequences of an exchange of the Old Depositary Shares for New Depositary Shares. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to an investor's decision to hold the New Depositary Shares and it is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, persons that hold New Depositary Shares or Exchange Debentures as part of a straddle or conversion transaction or holders subject to the alternative minimum tax, may be subject to special rules. In addition, the summary is limited to persons that will hold the New Depositary Shares and any Exchange Debentures received in exchange therefor as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. Holders should note that Counsel's opinion is not binding on the Service and there can be no assurance that the Internal Revenue Service (the "Service") will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by the Company from the Service on any tax matters relating to the New Depositary Shares or Exchange Debentures. ALL PROSPECTIVE HOLDERS OF SHARES OF NEW DEPOSITARY SHARES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF NEW DEPOSITARY SHARES OR EXCHANGE DEBENTURES.

   In general, for U.S. federal income tax purposes, holders of New Depositary Shares will be treated as the owners of the shares of Series M Preferred Stock represented by those New Depositary Shares.

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

 TAXATION OF HOLDERS ON EXCHANGE

  No gain or loss will be recognized by a holder that exchanges Old Depositary Shares for New Depositary Shares pursuant to the Exchange Offer. The basis of New Depositary Shares received by such holder in the exchange will be the same as the Old Depositary Shares exchanged therefor. The holder's holding period for such New Depositary Shares will include the holder's holding period for the Old Depositary Shares so exchanged, provided that the Old Depositary Shares were held as a capital asset.

                              PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Depositary Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Depositary Shares. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Depositary Shares received in exchange for Old Depositary Shares where such Old Depositary Shares were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 90 days from the date of this Prospectus, or such shorter period as will terminate when all Old Depositary Shares acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Depositary Shares and resold by such broker-dealers.

  The Company will not receive any proceeds from any sale of New Depositary Shares by broker-dealers. New Depositary Shares received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Depositary Shares or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Depositary Shares. Any broker-dealer that resells New Depositary Shares that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Depositary Shares may be deemed to be a "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Depositary Shares and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days from the date of this Prospectus, or such shorter period as will terminate when all Old Depositary Shares acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Depositary Shares and resold by such broker-dealers, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

                     VALIDITY OF THE NEW DEPOSITARY SHARES

  The validity of the New Depositary Shares will be passed upon for the Company by Sullivan & Cromwell, New York, New York.


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

                                    EXPERTS

  The consolidated financial statements and schedule of the Company and its subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 that are incorporated in this Prospectus by reference have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of A-R Cable and its subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 that are incorporated in this Prospectus by reference have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

  The first paragraph of Article Ninth of the Corporation's Certificate of Incorporation provides:

      The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

  Article VIII of the By-Laws of the Corporation provides:

      A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

      B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

      C. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

  The Corporation has entered into indemnification agreements with certain of its officers and directors indemnifying such officers and directors from and against certain expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law. The Corporation has also entered into an agreement with Charles F. Dolan ("Mr. Dolan"), the Chairman of the Corporation, pursuant to which Mr. Dolan has agreed to guarantee the Corporation's obligation to indemnify its officers and directors to the fullest extent permitted by Delaware law. In addition, subject to certain limitations, Mr. Dolan has agreed to indemnify such officers and directors against any loss or expense such person may incur in connection with any transaction involving Mr. Dolan or entities affiliated with Mr. Dolan to the extent indemnification is not provided by the Corporation. Any payment required to be made by Mr. Dolan pursuant to such agreement will be reduced by any proceeds of insurance or reimbursement under any other form of indemnification reimbursement available to such officer or director. The Corporation maintains directors' and officers' liability insurance.

  Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The second paragraph of Article Ninth of the Corporation's Certificate of Incorporation provides for such limitation of liability.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  4.1 --Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 dated January 17, 1986, File No. 33-1936 (the "S-1")).
  4.1A --Amendment to Certificate of Incorporation and complete copy of amended and restated Certificate of Incorporation (incorporated herein by reference to Exhibits 3.1A(i) and 3.1A(ii) to the Company's Annual
        Report on Form 10-K for the fiscal year ended December 31, 1989 (the
        "1989 10-K")).
  4.1B --Certificate of Designations for the Series G Redeemable Exchangeable
        Preferred Stock (incorporated herein by reference to Exhibit 3.1D to the Company's Registration Statement on Form S-4, File No. 33-62717)
  4.1C --Certificate of Designations for the Series H Redeemable Exchangeable
        Preferred Stock (incorporated herein by reference to Exhibit 4.1C to the Company's Registration Statement on Form S-4, File No. 33-63691).
  4.1D --Certificate of Designations for the Series I Cumulative Convertible
        Exchangeable Preferred Stock (incorporated herein by reference to Exhibit 99.3 to the Company's Current Report on
        Form 8-K filed November 7, 1995)

   4.1E --Certificate of Designations for the Series L Redeemable Exchangeable
         Preferred Stock (incorporated herein by reference from Exhibit 3.1G to the Company's Form 10-K for the year ended December 31, 1995 (the
         "1995 10-K")).
  *4.1F --Certificate of Designation for the Series M Redeemable Exchangeable
         Preferred Stock.
   4.2  --By-laws of the Registrant (incorporated herein by reference to
         Exhibit 3.2 to the S-1).
   4.2A --Amendment to By-laws of the Registrant and complete copy of amended and restated By-laws (incorporated herein by reference to Exhibit 3.2 to the 1989 10-K).
   4.2B --Amendment to By-laws of the Registrant and complete copy of amended and restated By-laws (incorporated herein by reference to Exhibit 3.2B to the Company's Annual Report on Form
         10-K for the fiscal year ended December 31, 1992).
   4.2C --Amendment to By-laws of the Registrant and complete copy of amended and restated By-laws (incorporated herein by reference to Exhibit 3.2C to the Company's Annual Report on Form
         10-K for the fiscal year ended December 31, 1994).
   4.2D --Amendment to By-laws of the Registrant and complete copy of amended and restated By-laws (incorporated herein by reference to Exhibit 3.2D to the Company's Registration Statement on Form S-4, File No.
         33-62717).
   4.3  --Registration Rights Agreement, dated February 15, 1996, between the
         Registrant and Bear, Stearns & Co. Inc., Merrill Lynch & Co., Merrill
         Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co.
         Incorporated (incorporated by reference from Exhibit 4.6 to the 1995
         10-K).
  *4.4  --Indenture dated as of February 15, 1996 between the Registrant and
         The Bank of New York, Trustee.
  *4.5  --Form of 11 1/8% Exchange Debenture due 2008 (included in Exhibit
         4.4).
  *5    --Opinion of Sullivan & Cromwell.
  12    --Computation of ratio of deficiency of earnings to fixed charges
         (incorporated herein by reference to Exhibit 12 to the Company's
         Current Report on Form 8-K filed May 17, 1996).
  23.1  --Consent of KPMG Peat Marwick LLP.
 *23.2  --Consent of Sullivan & Cromwell.
 *24    --Powers of Attorney.
 *25    --Statement of Eligibility of The Bank of New York, Trustee.
 *99.1  --Form of Letter of Transmittal.
 *99.2  --Form of Notice of Guaranteed Delivery.

- --------
* Previously filed.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF OYSTER BAY AND THE STATE OF NEW YORK, ON THE 26TH DAY OF JUNE, 1996.

                                          Cablevision Systems Corporation

                                               /s/ Robert S. Lemle
                                          By __________________________________
                                                   ROBERT S. LEMLE
                                                EXECUTIVE VICE PRESIDENT,
                                             GENERAL COUNSEL AND SECRETARY


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 26TH DAY OF JUNE, 1996.

              SIGNATURE                                  TITLE
              ---------                                  -----

                  *                     Chief Executive Officer (Principal
- -------------------------------------    Executive Officer) and Director
          (JAMES L. DOLAN)

                  *                     Chairman of the Board
- -------------------------------------
         (CHARLES F. DOLAN)

                  *                     Senior Vice President--Finance and
- -------------------------------------    Treasurer (Principal Financial Officer)
         (BARRY J. O'LEARY)

                  *                     Vice Chairman (Principal Accounting
- -------------------------------------    Officer)
          (WILLIAM J. BELL)              and Director

                  *                     Vice Chairman and Director
- -------------------------------------
        (MARC A. LUSTGARTEN)

         /s/ Robert S. Lemle            Executive Vice President, General
- -------------------------------------    Counsel, Secretary and Director
          (ROBERT S. LEMLE)

             SIGNATURE                                TITLE
             ---------                                -----

                 *                    Senior Vice President and Director
- ------------------------------------
         (SHEILA A. MAHONY)

                 *                    Director and Chairman of the
- ------------------------------------   Executive Committee
            (JOHN TATTA)

                 *                    Director
- ------------------------------------
         (PATRICK F. DOLAN)

                 *                    Director
- ------------------------------------
     (FRANCIS F. RANDOLPH, JR.)

                 *                    Director
- ------------------------------------
        (DANIEL T. SWEENEY)

                 *                    Director
- ------------------------------------
        (CHARLES D. FERRIS)

                 *                    Director
- ------------------------------------
        (RICHARD H. HOCHMAN)

                 *                    Director
- ------------------------------------
         (VICTOR ORISTANO)

         /s/ Robert S. Lemle
*By:________________________________ , as Attorney-in-Fact

                                 EXHIBIT INDEX

                                                            LOCATION OF EXHIBIT
 EXHIBIT                                                       IN SEQUENTIAL
 NUMBER               DESCRIPTION OF DOCUMENT                NUMBERING SYSTEM
 -------              -----------------------               -------------------
   4.1   --Certificate of Incorporation of the Registrant
          (incorporated herein by reference to Exhibit
          3.1 to the Company's Registration Statement on
          Form S-1 dated January 17, 1986, File No. 33-
          1936 (the "S-1")).
   4.1A  --Amendment to Certificate of Incorporation and
          complete copy of amended and restated
          Certificate of Incorporation (incorporated
          herein by reference to Exhibits 3.1A(i) and
          3.1A(ii) to the Company's Annual Report on Form
          10-K for the fiscal year ended December 31,
          1989 (the "1989 10-K")).
   4.1B  --Certificate of Designations for the Series G
          Redeemable Exchangeable Preferred Stock
          (incorporated herein by reference to Exhibit
          3.1D to the Company's Registration Statement on
          Form S-4, File No. 33-62717).
   4.1C  --Certificate of Designations for the Series H
          Redeemable Exchangeable Preferred Stock
          (incorporated herein by reference to Exhibit
          4.1C to the Company's Registration Statement on
          Form S-4, File No. 33-63691).
   4.1D  --Certificate of Designations for the Series I
          Cumulative Convertible Exchangeable Preferred
          Stock (incorporated herein by reference to
          Exhibit 99.3 to the Company's Current Report on
          Form 8-K filed November 7, 1995)
   4.1E  --Certificate of Designation for the Series L
          Redeemable Exchangeable Preferred Stock
          (incorporated herein by reference to Exhibit
          3.1G to the Company's Form 10-K for the year
          ended December 31, 1995 (the "1995 10-K")).
   4.1F  --Certificate of Designation for the Series M
          Redeemable Exchangeable Preferred Stock.
   4.2   --By-laws of the Registrant (incorporated herein
          by reference to Exhibit 3.2 to the S-1).
   4.2A  --Amendment to By-laws of the Registrant and
          complete copy of amended and restated By-laws
          (incorporated herein by reference to Exhibit
          3.2 to the 1989 10-K).
   4.2B  --Amendment to By-laws of the Registrant and
          complete copy of amended and restated By-laws
          (incorporated herein by reference to Exhibit
          3.2B to the Company's Annual Report on Form 10-
          K for the fiscal year ended December 31, 1992).
   4.2C  --Amendment to By-laws of the Registrant and
          complete copy of amended and restated By-laws
          (incorporated herein by reference to Exhibit
          3.2C to the Company's Annual Report on Form 10-
          K for the fiscal year ended December 31, 1994).
   4.2D  --Amendment to By-laws of the Registrant and
          complete copy of amended and restated By-laws
          (incorporated herein by reference to Exhibit
          3.2D to the Company's Registration Statement to
          Form S-4, File No. 33-62717).
   4.3   --Registration Rights Agreement, dated February
          15, 1996, between the Registrant and Bear,
          Stearns & Co. Inc., Merrill Lynch & Co.,
          Merrill Lynch, Pierce, Fenner & Smith
          Incorporated, and Morgan Stanley & Co.
          Incorporated (incorporated by reference from
          Exhibit 4.6 to the 1995 10-K).
   4.4   --Indenture dated as of February 15, 1996
          between the Registrant and The Bank of New
          York, Trustee.
   4.5   --Form of 11 1/8% Exchange Debenture due 2008
          (included in Exhibit 4.4).
   5     --Opinion of Sullivan & Cromwell.

                                                            LOCATION OF EXHIBIT
 EXHIBIT                                                       IN SEQUENTIAL
 NUMBER               DESCRIPTION OF DOCUMENT                NUMBERING SYSTEM
 -------              -----------------------               -------------------
   12    --Computation of ratio of deficiency of earnings
          to fixed charges (incorporated herein by
          reference to Exhibit 12 to the Company's
          Current Report on Form 8-K filed May 17, 1996).
   23.1  --Consent of KPMG Peat Marwick LLP.
   23.2  --Consent of Sullivan & Cromwell (included in
          Exhibit 5).
  *24    --Powers of Attorney.
   25    --Statement of Eligibility of The Bank of New
          York, Trustee.
   99.1  --Form of Letter of Transmittal.
   99.2  --Form of Notice of Guaranteed Delivery.

- --------
* Previously filed.